As filed with the Securities and Exchange Commission on November 14, 2000

                                                     Registration No. 333-65133
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                               ----------------

                      POST-EFFECTIVE AMENDMENT NO. 2
                                      TO
                                   FORM SB-2

                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                          AVERY COMMUNICATIONS, INC.
             (Exact name of Small Business Issuer in its Charter)

                               ----------------

        Delaware                    4899                    12-2227079
     (State or Other          Primary Standard           (I.R.S. Employer
     Jurisdiction of             Industrial             Identification No.)
    Incorporation or         Classification Code
      Organization)                Number

                               ----------------

                           190 South LaSalle Street
                                  Suite 1710
                            Chicago, Illinois 60603
                                (312) 419-0077
         (Address and telephone number of Principal Executive Offices)

                               ----------------

                               Scot M. McCormick
                          Avery Communications, Inc.
                           190 South LaSalle Street
                                  Suite 1710
                            Chicago, Illinois 60603
                                (312) 419-0077
           (Name, Address and Telephone Number of Agent for Service)

                                With a copy to:

                               Bruce A. Cheatham
                        Winstead Sechrest & Minick P.C.
                            5400 Renaissance Tower
                                1201 Elm Street
                              Dallas, Texas 75270
                                (214) 745-5213

                               ----------------

   Approximate Date of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X].

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay the effective date of this amendment until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------
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

   PROSPECTUS


                           AVERY COMMUNICATIONS, INC.

                     8,604,858 Shares of Common Stock

   This prospectus relates to the 8,604,858 shares of our common stock being offered by certain of our securityholders. Of such shares, 5,270,893 shares are currently outstanding and 3,333,965 shares are reserved for issuance upon exercise of options and warrants that we have granted to these securityholders or upon conversion of convertible securities held by these securityholders. We will not receive any proceeds from the sale of the shares by these selling securityholders.

   Our common stock is traded on the OTC Bulletin Board under the trading symbol "ATEX." On November 9, 2000, the closing bid price for our common stock was $1.21875 and the closing asked price for our common stock was $1.28125.

                               ----------------

   An investment in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

             The date of this prospectus is November   , 2000

                 [This page has been intentionally left blank.]

                                     AVERY

   We are a telecommunications service company providing billing and collection services for inter-exchange carriers and long-distance resellers. We provide local exchange carrier billing services for approximately 29 long-distance resellers and enhanced service providers and have the capability to bill and collect through approximately 1,300 telephone companies, including the seven regional Bell operating companies, GTE and Sprint.

   We presently have a subsidiary, Primal Solutions, Inc., which is engaged in the business of developing, marketing and supporting customer management and billing software, customer analytics software, and intelligent switch mediation software. In September, 2000 our Board of Directors authorized Avery to distribute 100% of the stock of Primal to Avery's securityholders. The distribution will be a taxable dividend for federal income tax purposes. We anticipate that the distribution will be made prior to December 31, 2000. All financial information included in this prospectus reflects the operations of Primal as a discontinued operation of Avery.

   For more detailed information about the Primal distribution and related transactions, prospective investors should read our Form 8-K dated August 31, 2000, as filed with the Securities and Exchange Commission.

   If you are an Avery securityholder on the Primal distribution date, you will also receive a prospectus from Primal fully describing the Primal distribution and related transactions and the effect of the Primal distribution to you as an Avery securityholder.

   Our principal executive offices are located at 190 South LaSalle Street, Suite 1710, Chicago, Illinois 60603, and our telephone number at that address is (312) 419-0077.

                                 RISK FACTORS

   Prospective purchasers of our common stock should consider carefully the factors set forth below, as well as other information contained in this prospectus, before making a decision to invest in our common stock.

Our ability to acquire other telecommunications services providers faces substantial obstacles. Our failure to overcome any of these obstacles may materially and adversely affect our planned growth.

   A key element of our business strategy is to acquire other telecommunications services providers. The success of our acquisition program will depend on our ability to overcome substantial obstacles, such as the availability of acquisition candidates, our ability to compete successfully with other potential acquirors seeking similar acquisition candidates, the availability of funds to finance acquisitions and the availability of management resources to oversee the operation of acquired businesses. We have limited resources and we can offer no assurance that we will succeed in consummating any additional acquisitions or that we will be able to integrate and manage any acquisitions successfully.

   We have no present commitments, understandings or plans to acquire other telecommunications service providers.

We will need substantial additional financing to fund future acquisitions.

   We will need substantial additional financing to fund our planned acquisition program and to market our new products and services aggressively. If we are not able to obtain financing, or obtain financing on terms that we consider acceptable, our acquisition program would be materially adversely affected.

Our business at HBS Billing Services is largely dependent on two customers that accounted for approximately 72% of our call records processed in 1999. The loss of any one of these customers would materially and adversely affect our results of operations.

   One of the HBS Billing Services customers accounted for 46% of our call records processed and the other accounted for 26% of our call records processed between January 1, and December 31, 1999.

We face substantial competition in the billing clearinghouse industry, and many of our competitors are larger and have more resources than we have. We may not be able to compete successfully with existing or future competitors.

   Our major competitors in the local exchange carrier billing clearinghouse industry are Billing Concepts Corp. and OAN Services, Inc., a wholly owned subsidiary of nTeleCom Holdings, Inc. Competition among the local exchange carrier billing clearinghouses is based on the quality of information reporting, collection history, the speed of collections, the ability to factor a long-distance reseller's accounts, and the price of services. Our competitors have greater name recognition and have, or have access to, substantially greater financial and personnel resources than those available to us.

HBS Billing Services is a billing clearinghouse. Therefore, its business is dependent both on the local exchange carriers' continuing to accept its call records, and continuing to do so on reasonable terms, and its customers' continuing to need its billing services.

   The success of our business to date has been largely attributable to our having contracts with the regional Bell operating companies, Sprint, GTE and other local exchange carriers. This permits us to bill for telecommunications services provided by our customers throughout the United States. If the local exchange carriers were not to renew our existing contracts, or were to terminate our contracts, our ability to bill for our customers on a nation-wide basis could be adversely affected. While we have not received any notice of any local exchange carriers' intention to refuse renewal or to terminate, the current regulatory environment has raised the visibility of third-party billing in the local exchange carriers.

   If the local exchange carriers were to increase the costs payable by our customers for including our customers' charges on the local exchange carrier bills, it could make our customers' operations less profitable or not profitable. This could result in our customers seeking alternative billing arrangements. Our customers could enter into billing arrangements with companies, other than the local exchange carriers, that would bill their customers directly, or, in some instances, our customers could begin billing directly for their services without the use of any third party. It is also possible that some of our customers could determine that it would be financially beneficial to them to install a direct billing system.

Substantially all of our outstanding common stock is freely tradable and may be sold into the market at any time, and another approximately 3.3 million shares not yet issued will be freely tradable immediately upon issuance. This could cause the market price of our common stock to drop significantly, even if our business is doing well.

   The approximately 4.8 million shares that are not yet issued but which will be freely tradable immediately upon issuance represent an increase in our presently outstanding common stock of approximately 54%. The market price of our common stock could drop significantly if the holders all our freely tradable shares sell them or are perceived by the market as intending to sell them.

Our common stock trades only sporadically and has experienced in the past, and is expected to experience in the future, significant price and volume volatility, which substantially increases the risk of loss to persons owning our common stock.

   Because of the limited trading market for our common stock, and because of the possible price volatility, you may not be able to sell your shares of common stock when you desire to do so. The inability to sell your shares in a rapidly declining market may substantially increase your risk of loss because of such illiquidity and because the price for our common stock may suffer greater declines because of its price volatility.

We are not required to meet or maintain any listing standards for our common stock to be traded on the OTC Bulletin Board.

   The OTC Bulletin Board is separate and distinct from The Nasdaq Stock Market. Although the OTCBB is a regulated quotation service operated by The Nasdaq Stock Market that displays real-time quotes, last sale prices, and volume information in over-the-counter equity securities like our common stock, we are not required to meet or maintain any qualitative or quantitative standards for our common stock to be traded on the OTCBB. Our common stock does not presently meet the minimum listing standards for listing on The Nasdaq Stock Market or any national securities exchange.

We are required to pay substantial preferential dividends to holders of our preferred stock.

   Holders of our preferred stock are entitled to preferential quarterly dividends before any common stock dividends are declared or paid. The amount of these dividends is presently approximately $287,000 annually. Upon our liquidation, dissolution or winding-up, holders of our preferred stock are each entitled to receive a liquidation distribution, plus any accumulated dividends to date before the holders of common stock receive any distributions.

                    A NOTE ABOUT FORWARD-LOOKING STATEMENTS

   The statements, other than statements of historical fact, included in this prospectus are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "seek," or "believe." We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to:

  . our ability to acquire additional complementary businesses on terms favorable to us;

  . the passage of legislation or court decisions adversely affecting the telecommunications industry;

  .  our ability to repay our outstanding indebtedness;

  .  competition in the telecommunications industry; and

  .  the advent of new technology.

   You should not unduly rely on these forward-looking statements, which speak only as of the date of this prospectus. Except as required by law, we are not obligated to release publicly any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this prospectus or to reflect the occurrence of unanticipated events. Important factors that could cause our actual results to differ materially from our expectations are discussed under "Risk Factors" and elsewhere in this prospectus.

                                USE OF PROCEEDS

   We will not receive any proceeds from the sale of the common stock by the selling securityholders.

                              PLAN OF DISTRIBUTION

   We are registering the shares of our common stock described in this prospectus for the selling securityholders named below under the caption "Selling Securityholders." We are registering the common stock to satisfy our obligations under agreements with some of the selling securityholders to register their common stock so that their shares will be freely tradable and to provide our affiliates with freely tradable shares of our common stock. Subject to the limitations on the use of this prospectus described below, the "selling securityholders" also include persons selling shares received from a named selling securityholder after the date of this prospectus who receive shares as a gift from a selling securityholder, commonly known as donees, and persons who receive shares from a selling securityholder as collateral to secure a loan, commonly known as pledgees. All costs, expenses and fees in connection with the registration of the shares offered by this prospectus will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling securityholders. Sales of the shares may be made by selling securityholders from time to time in one or more types of transactions, which may include block transactions, transactions in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of the shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling securityholders.

   The selling securityholders may sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders or the purchasers of the shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both. Such compensation as to a particular broker-dealer might be in excess of customary commissions.

   The selling securityholders may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with such selling securityholder, including in connection with distributions of the common stock by such broker-dealers. The selling securityholders may enter into option or other transactions with broker-dealers that involve the delivery of their shares to the broker-dealers, who may then resell or otherwise transfer such shares. The selling securityholders may also loan or pledge their shares to a broker-dealer and the broker-dealer may sell the shares so loaned or, upon a default, may sell or otherwise transfer the pledged shares.

   The selling securityholders and any broker-dealers that act in connection with the sale of their shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify some of the selling securityholders for liabilities they incur for selling their shares using this prospectus, including liabilities arising under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of their shares against certain liabilities, including liabilities arising under the Securities Act.

   Because selling securityholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling securityholders that the anti-manipulative rules under the Securities Exchange Act, including Regulation M, may apply to their sales in the market.

   Selling securityholders also may resell all or a portion of their common stock in open market transactions in reliance upon the SEC's Rule 144, provided they meet the criteria and conform to the requirements of such Rule.

   Upon our being notified by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of such selling securityholder's shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will, if required, file a supplement or an amendment to this prospectus disclosing the name of each such selling securityholder and of the participating broker-dealer(s), the number of shares involved, the price at which such shares were sold, the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, and the other facts material to the transaction. In addition, upon our being notified by a selling securityholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus.

   Sales of a substantial number of shares of the common stock in the public market by the selling securityholders or even the potential of such sales could adversely affect the market price for our common stock, which could have a direct impact on the value of the shares being offered by the selling securityholder.

                            SELLING SECURITYHOLDERS

   The following table sets forth the name, number of shares of common stock and the number of shares underlying the warrants and convertible securities owned by each selling securityholder. Since the selling securityholders may sell all, a portion or none of their shares, no estimate can be made of the aggregate number of shares that may actually be sold by any selling securityholder or that may be owned by any selling securityholder upon completion of this offering.

   The shares offered by this prospectus may be offered from time to time by the selling securityholders named below (based on the number of shares of common stock, warrants and convertible securities held on November 13, 2000).

                                  Common Stock Underlying               Total
                                  ---------------------------          Shares
                                                 Convertible   Common   to be
Name                               Warrants      Securities     Stock   Sold
----                              ------------  -------------  ------- -------
Aguilar, Betty...................                               10,000  10,000
Aikman, Robert Edwin.............                       8,000   30,000  38,000
Bard, Ralph M. III...............                                7,154   7,154
Box, Harold D....................                              533,139 533,139
Brown, Eric......................                                7,238   7,238
Brown, Eric and Ian..............                      25,000           25,000
Brown, Ian.......................                                7,238   7,238
Brown, Spencer...................       75,000                          75,000
Brown, Stephen...................      100,000                         100,000
Burquin, Mary B..................                                6,965   6,965
Burroughs, Anita.................          500                             500
Camomille Limited(1).............                              100,000 100,000
Cornerhouse Limited
 Partnership(2)..................                      30,000   83,419 113,419
Curiel, Giulio...................                                9,000   9,000
Danilan Investments Inc.(3)......                              133,333 133,333
Davis, Carol.....................                      85,000    6,143  91,143
Der Uto Bank.....................                               40,037  40,037
Dickson, Katharine B.............        6,965                           6,965

                                 Common Stock Underlying
                                 --------------------------             Total
                                               Convertible   Common   Shares to
Name                              Warrants     Securities     Stock    be Sold
----                             -----------  ------------- --------- ---------
Dunn, Edward L.................                               101,852   101,852
Dunn, Philip S.................                                18,518    18,518
Eastern Virginia SBIC(4).......                     280,000   371,000   651,000
El Camino Real.................                                 1,875     1,875
Fay, Margaret H., Trustee,
 Margaret H. Fay Living Trust..                                 8,000     8,000
Felberbaum, Roger..............       20,000                             20,000
Fisher, Mark...................                      40,000     9,829    49,829
Franklin Capital Corporation...                     350,000 1,295,938 1,645,938
Gaines, John Joseph............                                 8,357     8,357
Goldsmith, Bret................                                 1,000     1,000
Gorum, Renee...................                                 2,500     2,500
Goss, Dianne...................                                 2,500     2,500
Greenbaum, John................       75,000                             75,000
Griffith, H. Tom Trustee UTA...                                10,542    10,542
Harrison, Edward J. III........                                49,787    49,787
Hayes, James E. Trustee UTA....                                10,542    10,542
Hickman, Carla.................                                   500       500
Horkey, Jill...................        1,500                              1,500
Isham, Robert T., Jr...........       45,284          3,333    75,806   124,423
Isham, Robert T., Trustee UTA..                                21,084    21,084
Isham, Robert T., Jr., Trustee
 UTA...........................       21,804                             21,084
Keil, Bryant L.................                                42,168    42,168
Keisel, Christina..............                                   500       500
Kownatzki, Vickie..............                                 1,000     1,000
Lindauer, Alan.................                                75,000    75,000
Manolita S.A.(5)...............                                33,333    33,333
McCormick, Scot................                                95,000    95,000
McNitt, Willard................                       8,000    52,168    60,168
Mechler, David W...............                                12,500    12,500
Mews, Inc.(6)..................                                67,799    67,799
Mitchell United Financial
 Services......................                                 1,875     1,875
Montgomery, Thomas.............                                90,000    90,000
Muensler, Katherine............        2,500                              2,500
Nielsen, Mark J................      925,000                            925,000
Orb, John A....................       42,168                             42,168
Orbitrex Venture Funding,
 Inc.(7).......................                                50,000    50,000
Pearlman, Leonard..............                      16,000              16,000
Peipers, David.................                      10,000    27,818    37,818
Phipps, Norman.................                                55,000    55,000
Ramirez, M.F...................                                 1,875     1,875

                                  Common Stock Underlying
                                  -------------------------            Total
                                              Convertible   Common   Shares to
Name                               Warrants    Securities    Stock    be Sold
----                              ----------- ---------------------- ---------
Sabina International S.A.(8).....                             57,007    57,007
Safra Bank.......................                             33,333    33,333
Salizar, Luz.....................                              3,000     3,000
Schneider, Henry N...............      16,256                           16,256
Schneider, Lawrence I............      16,256                           16,256
Schneider, Henry, Amy, Scot......                  100,000             100,000
Smith Barney Custodian for the
 IRA of John J. Gaines, III......                              8,436     8,436
Smith Barney Custodian for the
 IRA of
 John Leonard Huff...............                    3,333               3,333
Stanley Associates(9)............                   34,000              34,000
Stern, Russell T., Jr............                   90,000   271,152   361,152
Stern, William...................                   10,000     5,790    15,790
Swift, Bryan M...................                             42,168    42,168
Swift, John S., III..............                             42,168    42,168
Swift, Stewart G.................                             84,336    84,336
Teman, Wade......................                              5,000     5,000
Terivian Enterprises, Inc.(10)...                            266,666   266,666
Thurston Group, Inc.(11).........                  850,000    90,417   940,417
Valle, Beatrice..................                              1,500     1,500
Waveland, LLC(12)................      45,286                521,000   566,286
Webb, Joseph W...................                             64,815    64,815
Welsh, Mary E....................                                625       625
Yael AG fur Finanz und
 Handel(13)......................                            133,333   133,333
Ybarra, Thresa...................                              1,000     1,000
Young, James A...................                             64,815    64,815
Zavala, Hector...................                              5,000     5,000
                                  -----------  ----------- --------- ---------
                                    1,391,299    1,942,666 5,270,893 8,604,858
                                  ===========  =========== ========= =========

--------

(1) The ultimate beneficial owner of these shares is Signor Mazzorlari.

(2) The ultimate beneficial owner of these shares is David Peipers.

(3) The ultimate beneficial owner of these shares is Paul Downs.

(4) Now known as Waterside Capital Corporation.

(5) The ultimate beneficial owner of these shares is C. H. DeChang.

(6) The ultimate beneficial owner of these shares is Russell T. Stern, Jr.

(7) The ultimate beneficial owner of these shares is Alfred Mendelsohn, who was previously listed as a selling securityholder.

(8) The ultimate beneficial owner of these shares is Jean-Luc Jourdan.

(9) The ultimate beneficial owner of these shares is Stanley Schulman.

(10) The ultimate beneficial owner of these shares is Hardy Erler.

(11) The ultimate beneficial owners of these shares are Patrick J. Haynes, III and Russell T. Stern, Jr.

(12) The ultimate beneficial owner of these shares is Patrick J. Haynes, III.

(13) The ultimate beneficial owner of these shares is Beatrice Gyssler.

                          PRICE RANGE OF COMMON STOCK

   The common stock is quoted and traded on a limited and sporadic basis on the OTC Bulletin Board operated by the NASDAQ Stock Market, Inc. under the trading symbol "ATEX." The limited and sporadic trading does not constitute, nor should it be considered, an established public trading market for the common stock. The following table sets forth the high and low closing bid and asked prices for our common stock for the periods indicated, as reported by the National Quotation Bureau LLC. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not necessarily represent actual transactions.

                                                   Closing Bid    Closing Asked
                                                 --------------- ---------------
                                                  High     Low    High     Low
                                                 ------- ------- ------- -------
Year Ended December 31, 1998
 First Quarter..................................  3.5625    1.75  3.9375    2.25
 Second Quarter.................................  3.1875   2.125   3.375   2.375
 Third Quarter.................................. 3.21875       2   3.375    2.25
 Fourth Quarter.................................  2.3125  1.1875    2.75  1.3125
Year Ended December 31, 1999
 First Quarter..................................       2  1.3125  2.1875    1.50
 Second Quarter.................................    1.75  1.4375       2 1.53125
 Third Quarter..................................  1.4375    0.25 1.53125  0.8125
 Fourth Quarter.................................  1.9375    0.75       2  0.9375
Year Ending December 31, 2000
 First Quarter..................................   4.875    1.75       5   1.875
 Second Quarter.................................   3.125 1.34375    3.25   1.375
 Third Quarter..................................  1.9375 0.90625  2.0625 0.96875
 Fourth Quarter (through November 9, 2000)......  1.6875  1.1875    1.75 1.28125

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our common stock. For the foreseeable future, we expect to retain any earnings to finance the operation and expansion of our business. We also presently have outstanding preferred stock that presently requires us to accrue dividends in the amount of approximately $71,500 every quarter. The holders of our outstanding preferred stock are entitled to receive all accrued dividends before we can pay any dividends on our common stock. In addition to the terms of our outstanding preferred stock, it is anticipated that the terms of future debt and/or equity financings may restrict the payment of cash dividends. Therefore, the payment of any cash dividends on the common stock is unlikely.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                OPERATIONS

   The following discussion should be read in conjunction with the Consolidated Financial Statements of the Company, the Notes thereto and the other financial information included elsewhere in this prospectus.

General

   Avery was incorporated in 1977 under the name Fine Art Corporation of America, Inc., and acquired all of the stock of Avery Texas in November 1994. Prior to November 1994, Avery was the public shell Class, Inc., which had no operating assets. Avery's current business was operated by Avery Texas prior to November 1994.

   As of November 1, 1996, we acquired 100% of HBS. Effective January 1, 1998, BorderComm and ATAC were sold to a group led by Mr. Thomas Lyons, our former president, in exchange for cash and common stock of Avery.

   Effective after the close of business on September 30, 1999, we acquired Primal Systems, Inc. and changed its name to Primal Solutions, Inc. Primal provides computer software programming, customization, program maintenance and product marketing for a variety of software languages and platforms. Primal also designs, develops, and supports an integrated suite of client/server and browser-based software solutions focusing on customer acquisition and retention in the telecommunications industry, primarily utilizing decision support software and internet technologies.

   In August 2000, the Board of Directors of Avery approved the distribution of Primal to our securityholders. Each common shareholder of Avery on the payment date of the distribution will receive one share of Primal common stock for each share of Avery's common stock held on that date. In addition, owners of shares of Avery's series a, b, c, d, and e convertible preferred stock will receive Primal common stock, in the amount of the preferred stock's common stock equivalent for each share of Avery preferred stock held on the payment date of the distribution. The distribution will be accounted for at historical cost. Subsequent to the distribution, our only business will be providing billing and collection services to inter-exchange carriers and long distance resellers.

Selected Financial Information Line Item Explanations

   The following is a discussion of our consolidated financial condition and unaudited results of operations for the six-months ended June 30, 2000 and 1999, and the fiscal years ended December 31, 1999 and 1998. It should be read in conjunction with our Consolidated Financial Statements, the notes thereto and other financial information included elsewhere in this prospectus. For purposes of the following discussion, references to year periods refer to our fiscal year ended December 31 and references to quarterly periods refer to our fiscal six month periods ended June 30, 2000 and 1999.

   The results on the "Discontinued operations" lines represent the results of operations for the respective periods for Primal. Prior filed financial statements reflect HBS as discontinued operations. See Note 3 to Consolidated Financial Statements for further explanation. Revenue, cost of revenues, and operating expenses presented in the statements of operations pertain only to continuing operations, which consist of Avery and HBS Billing Services.

   Our revenues are derived primarily from the provision of billing clearinghouse and information management services to direct dial long distance resellers and operator services providers, commonly referred to as "Local Exchange Carrier billing" or "LEC billing." Revenues are also derived from enhanced billing services provided to companies that offer voice mail, paging and internet services or other non-regulated telecommunications equipment and services. LEC billing fees charged by us includes processing and customer service inquiry fees. Processing fees are assessed to customers either as a fee charged for each telephone call record or other transaction processed or as a percentage of the customer's revenue that is submitted by us to local telephone companies for billing and collection. Processing fees also include any charges assessed to us by local telephone companies for billing and collection services that are passed through to the customer. Customer service inquiry fees are assessed to customers either as a fee charged for each record processed by us or as a fee charged for each billing inquiry made by end users.

   Cost of revenues includes billing and collection fees charged to us by local telephone companies and related transmission costs, as well as all costs associated with the customer service organization, including staffing expenses and costs associated with telecommunications services. Billing and collection fees charged by the local telephone companies include fees that are assessed for each record submitted and for each bill rendered to its end-user customers. We achieve discounted billing costs due to our aggregated volumes and can pass these discounts on to our customers.

   Operating expenses are comprised of sales and marketing costs and general and administrative costs. Sales and marketing costs include salaries and benefits, commissions, advertising and promotional and presentation materials. General and administrative costs consist of general management and support personnel salaries and benefits, information systems costs, legal and accounting fees, travel and entertainment costs and other support costs.

   Advance funding program income and expense consist of income and expenses related to our financing certain customers' accounts receivable. Typically, 50% to 75% of the amount receivable from the LEC is advanced to the customer upon acceptance of its call records. When the LEC remits payment of the receivable, we are repaid the advance and receives a financing fee, which generates the "Advance funding program income." Avery maintains a line of credit to provide the funds to finance the advance-funding program. The costs associated with this line of credit produce the "Advance funding program expenses."

   Depreciation and amortization expenses are incurred with respect to certain assets, including computer hardware, software, office equipment, furniture, costs incurred in securing contracts with local telephone companies, goodwill and other intangibles. Asset lives range between three and fifteen years.

   Since the components of "Other income net" change on a period-to-period basis, the items included in this line are explained in the analysis below.

   The results on the "Discontinued operations" represent the results of operations for Primal for the three months ended December 31, 1999 and for the six months ended June 30, 2000.

Results of Operations for the Six Months Ended June 30, 2000 and 1999

   The following table sets forth selected statement of operations lines in thousands of actual dollars. The Statement of Operations Data is derived from our unaudited June 30, 2000 and June 30, 1999 financial statements.

Statement of Operations Data:

                                                            Six Months Ended
                                                                June 30,
                                                            -----------------
                                                             1999      2000
                                                            -------  --------
                                                             (In Thousands)
Revenues................................................... $ 9,728  $ 17,777
Cost of revenues...........................................  (7,113)  (12,852)
                                                            -------  --------
Gross profit...............................................   2,615     4,925
                                                            -------  --------
Operating expenses (excluding DD&A)........................  (2,374)   (2,666)
Advance funding program income.............................     302       190
Advance funding program costs..............................    (145)      (94)
Depreciation and amortization (DD&A).......................    (294)     (260)
                                                            -------  --------
  Total....................................................  (2,511)   (2,830)
                                                            -------  --------
Operating income...........................................     104     2,095
Other income (expense).....................................    (436)      136
                                                            -------  --------
Income (loss) from continuing operations before provision
 for income taxes..........................................    (332)    2,231
Income tax expense.........................................     --       (762)
                                                            -------  --------
Income (loss) from continuing operations...................    (332)    1,469
Loss from discontinued operations..........................     --     (1,799)
                                                            -------  --------
  Net loss................................................. $  (332) $   (330)
                                                            =======  ========

Operating Revenues

   For the first six months of 2000, billing service revenues increased 87.0% to $17.2 million, from $9.2 million in the first six months of 1999. The remaining revenue in each period is primarily related to customer service operations. The billing service revenue increase is attributable primarily to an increase in the number of telephone call records processed and billed on behalf of direct dial long distance customers. Revenues derived from year-to-date enhanced billing services customers decreased from the comparable prior year period due to Avery canceling billing contracts with most of its enhanced services customers effective the end of February, 1999. Telephone call record volumes were as follows:

                                                                    Six Months
                                                                  Ended June 30,
                                                                  --------------
                                                                   1999   2000
                                                                  ------ -------
                                                                  (In Thousands)
   Direct dial long distance..................................... 89,465 177,924
   Enhanced billing..............................................    413     337

Cost of Revenues

   The gross profit margin increased from 26.9% to 27.7% from the prior year to date period to the current period ended June 30, 2000. The slight increase in gross profit is primarily due to higher margins in the customer service department as compared to 1999. For the six months ended June 30, 2000, the customer service department contributed $93,000 to gross profit as opposed to the same period in 1999, which generated a loss of $142,000.

Operating Expenses

   Operating expenses, excluding depreciation and amortization, for the first six months of 2000 increased to $2.7 million, or 15.0% of revenues, from $2.4 million, or 24.4% of revenues, in the comparable period of 1999. The higher operating expenses were primarily due to professional and director fees, and insurance costs somewhat offset by reduced personnel costs.

Advance Funding Program Income and Expense

   Management has made significant policy changes in regards to the advance-funding program. In an effort to reduce the inherent risk involved in advancing customer receivables, HBS Billing Services encouraged and participated in placing current customers with significant financing needs with third party financing companies. HBS plans to assist future customers in a similar manner. Although internal advance funding is still available, its scope has been reduced primarily to start up companies and those requiring reduced funding as a percent of gross billable revenue with the LEC. As a result, advance funding program income for the first six months of 2000 decreased 37.1% to $190,000 from $302,000 in the first six months of 1999.

   Advance funding program costs for the first six months of 2000 decreased 35.2% to $94,000 from $145,000 in the comparable period of 1999. The decrease results from our policy decision discussed above.

Depreciation and Amortization

   Depreciation and amortization expense for the six months ended June 1999 and June 2000 was $294,000 and $260,000, respectively. The increase was due to the addition of equipment at HBS Billing Services.

Income (Loss) from Operations

   Operating income from continuing operations in the first six months of 2000 increased to $2,095,000 or 11.8% of revenues, from $104,000 or 1.1% of revenues, in the first six months of 1999. The increases in operating income from continuing operations is directly attributable to the significant increases in the volume of call records processed in 2000.

Other Income (Expense), Net

   Other income (expense) net for the six-month period ending 2000 increased to $136,000 of net income from $436,000 of net expense in 1999. The increase was due to the reduction of interest expense due to lower levels of debt and the elimination of warrant buy back cost incurred in 1999 but not in 2000.

Income Taxes

   An income tax provision of $762,000 was recorded for the six-month period ending June 30, 2000, and none was recorded in the same period in 1999. Income taxes were recorded for continuing operations but are effectively offset on a consolidated basis by income tax benefit recorded for discontinued operations.

Discontinued Operations

   Loss from discontinued operations was $1,799,000 for the six months ending 2000 net of tax benefit of $750,000. The income tax benefit is effectively offset on a consolidated basis by the income tax provision from continuing operations. Revenues from discontinued operations were $4,068,000 for the six months ending 2000. There were no discontinued operations during the six month ended June 30, 1999, as Primal was not acquired until after close of business on September 30, 1999.

   Primal designs, develops and supports an integrated suit of client/server and browser-based software solutions focusing on customer acquisition and retention in the telecommunications industry primarily utilizing decision support software and internet technologies. In addition, Primal provides billing and customer care software to the wireless communications, IP telephony and internet service provider industries.

Results of Operations for the Twelve Months Ended December 31, 1999 and 1998

   The following table sets forth selected statement of operations lines in thousands of actual dollars. The Statement of Operations Data is derived from our audited calendar 1999 and 1998 financial statements.

Statement of Operations Data:

                                                              Years Ended
                                                             December 31,
                                                           ------------------
                                                             1998      1999
                                                           --------  --------
                                                            (In Thousands)
Revenues.................................................. $ 19,634  $ 23,703
Cost of revenues..........................................  (13,044)  (17,386)
                                                           --------  --------
  Gross profit............................................    6,590     6,317
                                                           --------  --------
Operating expenses (excluding DD&A).......................   (3,337)   (4,776)
Charge in connection with terminated customers............   (4,271)      226
Advance funding program income............................    1,418       610
Advance funding program costs.............................     (726)     (269)
Depreciation and amortization (DD&A)......................     (501)     (553)
                                                           --------  --------
  Total...................................................   (7,417)   (4,762)
                                                           --------  --------
Operating income (expense)................................     (827)    1,555
Other expense.............................................     (496)     (485)
                                                           --------  --------
Income (loss) from continuing operations before income
 taxes....................................................   (1,323)    1,070
Income tax benefit........................................      --        648
                                                           --------  --------
Income (loss) from continuing operations..................   (1,323)    1,718
Income from discontinued operations.......................      --        959
                                                           --------  --------
  Net income (loss)....................................... $ (1,323) $  2,677
                                                           ========  ========

Operating Revenues

   Revenues for 1999 increased $4.1 million or 20.7% compared to calendar 1998. The revenue increase is primarily attributable to an increase in the number of telephone call records processed and billed on behalf of direct dial long distance customers offset by a decrease in volumes by higher risk customers (see "Charge in Connection with Terminated Customers" below). Revenues derived from enhanced billing services customers decreased from the comparable prior year due to Avery canceling billing contracts with most of its enhanced services customers effective in the first quarter of 1999. Telephone call record volumes were as follows:

                                                                   Year Ended
                                                                  December 31,
                                                                 ---------------
                                                                  1998    1999
                                                                 ------- -------
                                                                 (In Thousands)
   Direct dial long distance.................................... 110,780 230,006
   Enhanced billing.............................................   2,261     758

Cost of Revenues

   Gross profit margin of 26.7% was achieved for calendar 1999 versus 33.6% for 1998. The decrease in gross profit margin was principally due to the higher level of quantity discounts granted as longer-term customers became eligible for larger discounts and from the decrease in volumes by higher margin/higher risk customers. We currently believe that our gross profit margin could continue to decrease in subsequent periods as larger volume customers are added and as current customers continue to become eligible for larger discounts.

Operating Expenses

   Operating expenses, excluding depreciation and amortization expense, increased $1,439,000 million, from $3,337,000 in calendar 1998 to $4,776,000 in calendar 1999 primarily due to warrant repurchases classified as compensation, an increase in executive salaries and an increase in the provision for bad debts.

Charge in Connection with Terminated Customers

   Charge in connection with terminated customers was $4,271,000 and $(226,000) in calendar 1998 and calendar 1999, respectively. During 1998, we charged operations with $4,271,000 to reflect our estimate of future refunds required to be paid to the local exchange carriers to cover their refunds to terminated customers for inappropriate charges placed on customers' local phone bills by our customers. Under our billing contracts with the local exchange carriers, we are obligated to repay the local exchange carrier if we are unable to collect from our customers. The inappropriate charges stem from unauthorized switching of long distance service form a consumer's incumbent provider to our customer and placing unauthorized charges for service such as voice mail, internet access and paging on consumer's local telephone bills. We do not believe that these amounts can be collected from the four customers that generated most of the charges since they are out of business with no material surviving assets.

   During calendar 1999, we were was able to reduce the reserve for charges in connection with terminated customers, which resulted in a credit of $(226,000). The actual costs associated with the total charge relate to actual cash refunds made in calendar 1999 and 1998 of $1,663,000 and $1,471,000, respectively, a $250,000 settlement paid to the FTC, legal fees and other costs.

   We have instituted a series of controls to limit our exposure to this type of refund in the future. The controls include the following:

  . Instituting a system for offsite management to view a wide variety of customer history data over the Internet including the "Pipeline Report," last shipment date, customer dilution rates, credits issued and the "Watch List" discussed below;

  . Including in the customer approval process background checks on principals for all new customers;

  . Requiring advance funding customers to present third party verification bills to us periodically to insure that third party verification is being used for telemarketing customers;

  . Reviewing last shipment date in relation to shipment patterns at each funding of a customer;

  . Reviewing customer dilution rates (in relation to advance rate for funded customers);

  . Reviewing trend of number of calls passing through the IVR system for each customer (The IVR system automatically transfers calls from our customer service department to our customer's customer service department if the customer has its own department);

  .  Reviewing the trend of credits issued for all customers;

  . Reviewing complaints from local exchange carriers and regulatory bodies before each funding;

  . Reviewing the "Pipeline Report" before each funding which shows the net amounts due from the local exchange carriers plus reserves less advances, if any;

  . Placing customers on the "Watch List" if their credits are greater than 5% of their gross revenues for 1+ business or greater that 10% of their gross revenues for enhanced services; and

  . Requiring our chief financial officer's approval for funding to customers on the Watch List and for any terms extended beyond normal terms.

Advance Funding Program Income and Expense

   Advance funding program income was $610,000 in calendar 1999 compared with $1,418,000 in calendar 1998. The period-to-period decrease was primarily the result of financing a lower level of customer receivables under our advance funding program.

   Advance funding program expense was $269,000 in calendar 1999 compared with $726,000 in calendar 1998. In addition to declining in gross dollars between calendar 1998 and calendar 1999, advance funding expense as a percentage of advance funding income dropped from 51% in calendar 1998 to 44% in calendar 1999. This decrease was primarily attributable to declining factoring volumes and our financing more customers' receivables with internally generated funds rather than with funds borrowed through our revolving credit facility.

Depreciation and Amortization

   Depreciation and amortization expense was $553,000 in calendar 1999, and $501,000 in calendar 1998. The increase was due to capital expenditures in late 1998 and early 1999 partially offset by local exchange carrier contracts becoming fully amortized in calendar 1998.

Income (Loss) from Operations

   Operating income for calendar 1999 was $1,555,000 as compared to an operating loss of $827,000 in calendar 1998. The increase results from the 110% increase in call records volumes and the result of the terminated customer charge in calendar 1998.

Other Expense, Net

   Other expense, net was $496,000 during calendar 1998 compared to net other expense of $485,000 for calendar 1999. These amounts consist of interest income, interest expense and financing costs. Other, net was $11,000 and $129,000 in calendar 1998 and calendar 1999, respectively. The increase is due to larger cash balances on hand in 1999 resulting from a decrease in the amount of advance payments to customers and the increase in operating volumes. Interest expense was $388,000 and $292,000 for calendar 1998 and calendar 1999, respectively. Financing costs were $119,000 and $322,000 for calendar 1998 and calendar 1999, respectively. Financing costs primarily consist of warrant exercise price reductions and the non-cash charges associated with issuing warrants with below market value exercise prices and amortization of debt discount.

Income Taxes

   We generated a loss in calendar 1998. Since the utilization of this loss in future periods cannot be assured, no income tax benefit was recorded. We recorded an income tax expense from continuing operations of $648,573 for calendar 1999, which is offset by an income benefit in discontinued operations.

Discontinued Operations

   Income from discontinued operations was $959,000 for the three months ended 1999, net of tax provision of $668,000. Revenues from discontinued operations were $4,548,000 for the three months ended

December 31, 1999. Since Primal was acquired on October 1, 1999, there were only three months of operation in 1999 and none in 1998.

   Primal designs, develops and supports an integrated suit of client/server and browser-based software solutions focusing on customer acquisition and retention in the telecommunications industry primarily utilizing decision support software and internet technologies. In addition, Primal provides billing and customer care software to the wireless communications, IP telephony and internet service provider industries.

Liquidity

   Our cash balance increased to $14.8 million at June 30, 2000, from $5.7 million at December 31, 1999. Large fluctuations in daily cash balances are normal due to the large amount of customer receivables that we collect on behalf of our customers. Timing of these payments also produces large movements in day-to-day cash balances. Our working capital position at June 30, 2000 was a negative $5.0 million compared to a negative $3.4 million as of December 31, 1999. The $1.6 million decline in working capital is due to a $5.2 million increase in current liabilities, offset by a $3.6 million increase in current assets. The increase in current liabilities is primarily attributable to a $3.1 million increase in deposits and other payables associated with increased volume, a $1.0 million increase in accounts payable, accrued liabilities and income taxes and a $1.1 million increase in net liabilities associated with discontinued operations of Primal. The increase in current assets is primarily attributable to a $9.1 million increase in cash offset by a $4.7 million decrease in advanced payment receivables due to our change in direction for financing receivables.

   Our cash balance increased to $5.7 million at December 31, 1999, from $1.1 million at December 31, 1998. Large fluctuations in daily cash balances are normal due to the large amount of customer receivables that we collect on behalf of our customers. Timing of these payments also produces large movements in day-to-day cash balances. Our working capital position at December 31, 1998 was a negative $7.0 million compared to a $3.4 million deficit as of December 31, 1999. The improvement in the negative working capital is primarily attributable to a $3.5 million decline in current liabilities. The decline in current liabilities is primarily related to $5.8 million decline in the line of credit offset by a $1.4 million increase in deposits and other payables and a $0.9 million increase in accounts payable, accrued expenses and income taxes.

   In March of 1997, we obtained a $7.5 million revolving line of credit facility with a certain lender primarily to draw upon to advance funds to our billing customers prior to collection of the funds from the local telephone companies. This credit facility was extended through September 30, 2000. Borrowings under the credit facility are limited to a portion of our eligible receivables. We believe that the capacity of the lender will be sufficient to fund advances to our billing customers for the foreseeable future and that the amount of the line will be increased as volume dictates. Effective March 20, 1998, the line was increased to $10.0 million. The amount borrowed by us under its credit facility to finance the advance-funding program was $0 at December 31, 1999 and $5.8 million at December 31, 1998. At December 31, 1999 and December 31, 1998, the amounts available under our credit facility were $5.0 million and $4.2 million, respectively.

   Net cash provided by operating activities, excluding discontinued operations, was $2.7 million and $11.6 million for the years ended December 31, 1998 and 1999, respectively. The cash flows provided by operations for 1999 results primarily from a $5.1 million decrease in advance payment receivables due to timing of cash receipts, a $1.4 million decrease in customer deposits and other receivables and a $1.6 million increase in deposits by local exchange carriers. The cash flows provided by operations for 1998 results primarily from a $3.8 increase in net income from continuing operations, a $1.7 million decrease in advance payment receivables due to timing of cash receipts, offset by a $1.3 million decrease in customer deposits and other payables and a $1.0 million decrease in deposits.

   During the year ending December 31, 1998, we spent $683,000 on capital expenditures, $469,000 in the acquisition of treasury stock, $846,000 in the net reduction of notes payable, $1,460,000 in the redemption of preferred stock, $500,000 in the issuance of a notes receivable and the payment of $446,000 of preferred dividends. This use of cash was partially offset by $227,000 from the issuance of shares of stock. During the year ending December 31, 1999, we spent $174,000 on capital expenditures, $116,000 in the acquisition of treasury stock, $468,000 in preferred stock dividends and a net reduction of notes payable of $5,765,000.

   Net cash provided by operating activities, excluding discontinued operations, was $9.7 million for the six months ending June 30, 2000, compared to $7.7 million for the same period in 1999. The cash flows provided for 2000 results primarily from a $4.7 million decrease in advance payment receivables due to timing of cash receipts, a $3.0 million increase in deposits by local exchange carriers, a $1.0 million increase in accounts payable, accruals and income taxes offset by a net increase in trade account receivable and other assets of $0.4 million.

   We generated proceeds from the sale of common and preferred stock of $134,000 during the six months ended June 30, 2000 and $0 during the same period in 1999. We also paid preferred dividends of $177,000 during the six months ended June 30, 2000 and $253,000 during the same period in 1999. Capital expenditures amounted to $115,000 and $59, 000 during the six months ending June 30, 1999 and 2000, respectively.

   We reduced borrowings under our line of credit during the six months ending June 30, 1999 by $5.7 million. Acquisition costs for the six months ending June 30, 1999 totaled $323,000. These costs are comprised of professional fees relating to the Primal acquisition.

   Our operating cash requirements consist principally of working capital requirements, requirements under its advance-funding program, scheduled payments of preferred dividends and capital expenditures. We believe cash flows generated from operations will be sufficient to fund capital expenditures, advance funding requirements, working capital needs and debt repayment requirements for the foreseeable future.

                                    BUSINESS

General

   Avery is a telecommunications service company which, through its operating subsidiaries, HBS Billing Services Company and Primal Solutions, Inc., is engaged in providing billing and collection services for inter-exchange carriers and long-distance resellers and in providing customer care systems, mediation systems and customer relationship management decision support systems to telecommunications carriers.

HBS Billing Services Company

 General

   HBS Billing Services Company is a third-party billing clearinghouse for the telecommunications industry. HBS Billing Services' customers consist primarily of direct dial long distance telephone companies. HBS Billing Services maintains billing arrangements with approximately 1,300 telephone companies that provide access lines to, and collect for services from, end-users of telecommunication services. HBS Billing Services processes transaction records and collects the related end-user charges from these telephone companies for its customers.

   HBS Billing Services' customers use HBS Billing Services as a billing clearinghouse for processing records generated by their end-users. Although such carriers can bill end-users directly, HBS Billing Services provides these carriers with a cost-effective means of billing and collecting residential and small commercial accounts.

   HBS Billing Services acts as an aggregator of telephone call records and other transactions from various sources, and, due to its large volume, receives discounted billing costs from the telephone companies and can pass on these discounts to its customers. Additionally, HBS Billing Services can provide its services to those long distance resellers that would otherwise not be able to make the investments necessary to meet the minimum fees, systems, infrastructure and volume commitments required to establish and maintain relationships with the telephone companies.

   HBS Billing Services is obligated to pay minimum usage charges over the lifetime of most local exchange carrier billing contracts. Each contract has a minimum usage amount which relates to HBS Billing Services' customers' sales volume to be processed through the local exchange carrier. The remaining minimum usage for significant contracts at December 31, 1999, totaled $6.1 million through 2003. As a frame of reference, customers' sales processed by HBS Billing Services relating to all contracts in January, 2000 were approximately $35.6 million. A portion of this amount applies to the minimum usage requirements. The billing and collection agreements do not provide for any penalties other than payment of the obligation should the usage levels not be met. HBS Billing Services has met all such volume commitments in the past and anticipates exceeding the minimum usage volumes with all of these vendors.

   HBS Billing Services also provides enhanced billing services for transactions related to providers of premium services or products that can be billed through the local telephone companies, such as Internet access, voice mail services, and other telecommunications charges, although this business was significantly reduced in 1999.

 Industry Background

   Billing clearinghouses in the telecommunications industry developed out of the 1984 breakup of AT&T and the Bell System. In connection with the breakup, the local telephone companies that make up the regional Bell operating companies, Southern New England Telephone, Cincinnati Bell and GTE, were required to provide billing and collection services on a nondiscriminatory basis to all carriers that provided telecommunication services to their end-user customers. Due to both the cost of acquiring and the minimum charges associated with many of the local telephone company billing and collection agreements, only the largest long distance carriers, including AT&T, MCI and Sprint, could afford the option of billing directly through the local telephone companies. Several companies, including HBS Billing Services, entered into these billing and collection agreements and became aggregators of telephone call records of third-tier long distance companies, thereby becoming "third-party clearinghouses." Today, HBS Billing Services provides billing clearinghouse services to approximately 29 customers in the telecommunications industry.

   Third-party clearinghouses such as HBS Billing Services process these telephone call records and other transactions and submit them to the local telephone companies for inclusion in their monthly bills to end-users. Generally, as the local telephone companies collect payments from end-users, they remit them to the third-party clearinghouses who, in turn, remit payments to their customers.

 Billing Clearinghouse Services

   In general, HBS Billing Services performs billing clearinghouse services under billing and collection agreements with local telephone companies. HBS Billing Services performs direct dial long distance billing, which is the billing of "1+" long distance telephone calls to individual residential customers and small commercial accounts. In addition, HBS Billing Services performs enhanced billing clearinghouse services for other telecommunication services, such as Internet access, paging services, and voice mail services.

 Billing Process

   Local telephone company billing relates to billing for transactions that are included in the monthly local telephone bill of the end-user as opposed to a direct bill that the end-user would receive directly from the telecommunications or other services provider.

   HBS Billing Services' customers submit telephone call record data in batches on a daily to monthly basis, but typically in weekly intervals. The data is submitted electronically.

   HBS Billing Services, through its proprietary software, sets up an account receivable for each batch of call records that it processes and processes the record to determine its validity. HBS Billing Services then submits the relevant billable telephone call records and other transactions to the appropriate local telephone company for billing and collection. HBS Billing Services monitors and tracks each account receivable by customer and by batch throughout the billing and collection process.

   The local telephone companies then include the charges for these telephone call records and other transactions in their monthly local telephone bills, collect the payments and remit the collected funds to HBS Billing Services for payment to its customers.

   The complete cycle can take up to 18 months from the time the records are submitted for billing until all bad debt reserves are "trued up" with actual bad debt experience. However, the billing and collection agreements provide for the local telephone companies to purchase the accounts receivable, with recourse, within a 42- to 90-day period. The payment cycle from the time call records are transmitted to the local telephone companies to the initial receipt of funds by HBS Billing Services is, on average, approximately 50 days.

   HBS Billing Services accrues for end-user customer service refunds, holdback reserves and certain adjustments charged to HBS Billing Services by the local telephone companies. HBS Billing Services reviews the activity of its customer base to detect potential losses. If there is uncertainty with respect to an account in an amount which exceeds its holdback reserve, HBS Billing Services can discontinue paying the customer in order to hold funds to cover future end-user customer service refunds, bad debt and unbillable adjustments. If a customer discontinues doing business with HBS Billing Services and there are insufficient funds being held to cover future refunds and adjustments, HBS Billing Services' only recourse is through legal action.

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

   HBS Billing Services processes the tax records associated with each customer's submitted telephone call records and other transactions and files certain federal excise and state and local telecommunications-related tax returns covering such records and transactions for its customers. HBS Billing Services currently submits state and local tax returns for its customers in over 500 taxing jurisdictions.

   HBS Billing Services provides end-user customer service for billed telephone records. This service allows end-users to make inquiries regarding transactions for which they were billed directly to HBS Billing Services' customer service call center. HBS Billing Services' customer service telephone number is included in the local telephone company bill to the end-user, and HBS Billing Services' customer service representatives are authorized to resolve end-user disputes regarding such transactions.

   HBS Billing Services' operating revenues consist of a processing fee that is assessed to customers either as a fee charged for each telephone call record or other transaction processed, and a customer service inquiry fee that is assessed to customers as a fee charged for each billing inquiry made by end-users. Any fees charged to HBS Billing Services by local telephone companies for billing and collection services are also included in revenues and are passed through to the customer.

 Operations

   HBS Billing Services' billing clearinghouse services are highly automated through HBS Billing Services' proprietary computer software. The staff required to provide HBS Billing Services' billing clearinghouse and information management services is largely administrative and the number of employees is not directly volume sensitive. All of HBS Billing Services' customers submit their records to HBS Billing Services using electronic transmission protocols directly into HBS Billing Services' electronic bulletin board or over the Internet. These records are automatically accessed by HBS Billing Services' proprietary software, processed, and submitted to the local telephone companies. Upon completion of the billing process, HBS Billing Services provides reports relating to billable records and returns any unbillable records to its customers electronically through the bulletin board or through the Internet.

   HBS Billing Services has made a significant investment in computer systems so that its customers' call records are processed and ready to be submitted to the local telephone companies in a timely manner, generally within 24 hours of receipt by HBS Billing Services.

   HBS Billing Services' contracts with its customers provide for the billing services required by the customer, specifying, among other things, the services to be provided and the cost and term of the services. Once the customer executes an agreement, HBS Billing Services updates tables within each of the local telephone companies' billing systems to control the type of records processed, the products or services allowed by the local telephone companies, and the printing of the customer's name on the end-user's monthly bill. While these local telephone company tables are being updated, HBS Billing Services' technical support staff tests the customer's records through its proprietary software to ensure that the records can be transmitted to the local telephone companies.

   HBS Billing Services maintains a relatively small direct sales force and accomplishes most of its marketing efforts through active participation in telecommunications industry trade shows and advertising in trade journals and other industry publications.

 Customers

   HBS Billing Services provides billing and information management services to the following categories of telecommunications services providers:

  . Inter-exchange Carriers or Long Distance Companies: Facilities-based carriers that possess their own telecommunications switching equipment and networks and that provide traditional land line direct dial telecommunications services.

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

  . Switchless Resellers: Marketing organizations, affinity groups, and aggregator operations that buy direct dial long distance services in volume at wholesale rates from a facilities-based long distance company and sell it back to individual customers at market rates.

  . Information Providers: Companies that provide various forms of information or voice mail services to subscribers.

   Other customers include suppliers of various forms of telecommunications equipment, Internet services and paging companies.

   HBS Billing Services has two material customers which represented 46% and 26%, respectively, of total call records processed in calendar 1999.

 Competition

   HBS Billing Services operates in a highly competitive segment of the telecommunications industry. Competition among the clearinghouses is based on the quality of information reporting, program flexibility, collection history, the speed of collections, the price of services and availability of an advanced funding program. Except for Billing Concepts Corp., all other third-party clearinghouses are either privately held or are part of a larger parent company. Management believes, based on publicly available independent industry research reports, that Billing Concepts is presently the largest participant in the third-party clearinghouse industry in the United States, followed by OAN Services, Inc. These competitors and other third-party clearinghouses have greater name recognition than HBS Billing Services, and have, or have access to, substantially greater financial and personnel resources than those available to HBS Billing Services.

   As a large user of local exchange carrier billing services, HBS Billing Services enjoys favorable rates and passes the benefits of its buying power on to its customers. We believe that HBS Billing Services enjoys a good reputation within the industry for the timeliness and accuracy of its collections and disbursements to customers.

   Several significant challenges face potential new entrants in the local telephone company billing services industry. The cost to acquire the necessary billing and collection agreements is significant, as is the cost to develop and implement the required systems for processing telephone call records and other transactions. Additionally, most billing and collection agreements require a user to make substantial monthly or annual volume commitments. Given these factors, the average cost of billing and collecting a record could hinder efforts to compete effectively on price until a new entrant could generate sufficient volume. The price charged by most local telephone companies for billing and collection services is based on volume commitments and actual volumes being processed.

   Since most customers in the billing clearinghouse industry are under contracts with a minimum term of at least one year, penetration of the existing market will be difficult. In addition, a new entrant must be financially sound and have system integrity because funds collected by the local telephone companies flow through the third-party clearinghouse, which then distributes the funds to the customer whose traffic is being billed.

 Insurance

   Avery does not maintain errors and omissions insurance for the business conducted by HBS Billing Services.

 Employees

   At December 31, 1999, HBS Billing Services had 44 full-time employees, including two executive officers, two sales and marketing personnel, eight technical and operations personnel, eight accounting, administrative and support personnel, and 24 customer service representatives and related support personnel. HBS Billing Services' employees are not represented by a union. HBS Billing Services believes that its employee relations are good.

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

Primal Solutions, Inc. and its subsidiary, Primal Billing Solutions

Business Overview

   Primal develops, markets and supports customer management and billing software, commonly referred to as CM&B, customer analytics software, and intelligent switch mediation software to support the converging requirements of wireless, voice over Internet protocol, commonly referred to as VoIP, and data communications service providers. Service providers using Internet protocol, commonly referred to as IP, networks transmit voice and data communications using the IP either over the Internet, or private networks, while wireless telecommunications operators utilize radio frequency to transmit and receive cellular and messaging communications.

   Primal's Operational Support System, or OSS Suite, comprised of Connect CCB(TM), Access IM(TM), and Outfront CRM(TM), enable communications service providers to manage all aspects of the subscriber relationship from "switch to bill," for wireless or IP networks. This includes mission critical functions including account creation, event mediation, provisioning, usage tracking, rating, billing, customer management, reporting and marketing analysis. Primal's integrated OSS Suite provides a comprehensive "quick start" platform for start-up providers as well as a field proven scalability to support millions of subscribers for existing service providers. Primal's experience in managing and billing a wide variety of telephony and data services across wireless and IP networks provides a level of depth and flexibility not typically found in solutions developed specifically for a single type of service. Primal's OSS products currently support more than eleven million subscribers worldwide across our current base of more than 16 customers worldwide.

   Primal's comprehensive and field proven platform, in conjunction with its open architecture, and knowledge of wireless and IP domains, facilitates the rapid development of new services that can quickly integrate with both existing and new software and hardware platforms.

Industry Background

   The growth of the global telecommunications market has been explosive, with revenues for the industry more than doubling every year since 1996, which was the year the local exchange market was deregulated by the Telecommunications Act of 1996. In addition to the events in the United States, there have been similar deregulation and privatization trends in Canada, Latin America, Europe and Asia, which have increased competition worldwide by allowing new entrants into the market.

   These vast changes in the communications environment, particularly the growth of Internet usage and other data services, have spawned a new generation of integrated communications service providers, or ICPs, that bundle a variety of communications services. This merging of formerly separate services, known as convergence, has created the framework for new market entrants and incumbent providers to aggressively move toward multi-service market offerings. Today's ICPs can be incumbent service providers, such as AT&T, Worldcom, Sprint and BellSouth, who historically offered a single service but are adding cable television, wireless telephony, Internet access or other services, as well as new market entrants, such as Level 3 Communications and Qwest Communications International and other emerging regional ICPs.

   As customers seek the best value for these new communications services, the rate of customer turnover, or "churn," has increased dramatically. To win new and retain existing customers, ICPs are striving to distinguish themselves from their competitors by focusing on rapid new service deployment, increased and highly focused marketing activities, attractive new rate programs and creative discounting and bundling. The business systems needed to support these efforts are required to provide an unprecedented level of flexibility and scalability.

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Current Industry Trends

   The emerging IP and wireless market place for IP based services is set to attain explosive growth over the next five years, based on the opportunity to bring low cost, traditional and enhanced voice and data services to businesses and consumers alike. For example, VoIP, a segment of this market, is expected to grow from 600 million billable minutes in 1999 to 2.4 billion billable minutes in 2000, with a 300% per year growth thereafter. These services allow ICPs to offer stand alone, additional or convergent services either to attract new customers or "lock in" existing subscribers with robust and competitive solutions.

   IP services are comprised of voice and data communications transmitted in IP packets over public or private Internet networks. Additional bandwidth availability allows ICPs to offer additional enhanced services such as:

  .  VoIP;

  .  unified messaging/communications;

  .  video streaming;

  .  on-demand internet content (education, documentation, etc.);

  .  mobile commerce;

  .  wireless Internet service provider; and

  .  personal computer to personal computer telephony (click to phone, etc.)

   The technology engaged in IP networks offers superior bandwidth and price/performance over traditional circuit switched telephone networks and allow both existing and emerging ICPs to offer highly competitive services that benefit from low cost deployment.

   Several network manufacturers, notably Cisco, Nortel and Lucent Technologies, are providing bridge technology to provide both fixed wireline providers and wireless service providers the ability to capitalize on IP networks. These manufacturers introduction of gateway products that convert wireless and wireline voice and data traffic into IP packets is now resulting in a convergent marketplace where ICPs can offer a range of competing services.

   The result is demand for OSS software products that can manage and leverage traditional circuit switched telephone networks, wireless, and IP technology in a variety of combinations to offer robust and innovative services to both businesses and consumers. Emerging service providers are utilizing combinations to provide better, more flexible and cost effective service offerings. Some examples include:

  .  VoIP--lower cost for local and long distance services;

  . unified messaging--A central message center for voice mail, fax, email, local, long distance and wireless communications; and

  . WAP Access to IP services--hand held device access to email, voicemail, fax, service ordering, content and other services.

   Emerging third generation technology solutions for wireless networks combined with IP gateways offer a multitude of new opportunities for ICPs to fully embrace mobile commerce as a mainstream service offering. Third generation networks offer vastly improved bandwidth over traditional analog and digital networks which make advanced mobile services a reality providing real time unwired access to wireless, IP, internet and visual networks.

   These emerging markets invite unique combinations for convergent service offerings which bridge network technologies and further fuel growth in the communications industry.


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Communications Operational Support Systems

   At the heart of a ICP business is its operation support systems. These systems play a mission-critical role in the organization because they manage such key functions as activating a customer's service, tracking and billing for usage, and managing the provider-customer relationship. Limitations in a provider's information system can increase the provider's operating costs, as well as prevent it from offering new services or marketing programs. Inflexible systems impair the service provider's competitiveness and financial performance.

   Three key components of a service provider's business systems include:

  .  customer management and billing system;

  .  network mediation; and

  .  customer analytics.

Customer Management and Billing Systems

   Customer management and billing systems, commonly referred to as CM&B systems, are critical components of any ICPs infrastructure because they enable the execution of key business functions including customer relationship management, service activation, marketing and rate plan development, and tracking and billing for usage.

   Today, an intensely competitive telecommunications market typically offers very little differentiation in basic voice and data services. Sophisticated customer management and billing software can provide a competitive advantage as service providers attempt to differentiate themselves by providing superior features, like mobile commerce, volume discounting, innovative rate plans, and online bill presentment and payment.

   As providers of IP-based services continue to expand their service offerings, and as wireless service providers continue to offer Internet-based services over mobile devices, they will increasingly need products that allow them to monitor and bill their subscribers based on the type and content of services provided over either, or both networks. As a result, we believe this trend will increase the demand for sophisticated customer management and billing products with broad capabilities in both IP and wireless markets.

   Traditional CM&B systems are typically:

  . Designed to support a particular type of service provider, such as either IP or wireline, or wireless only. As a result, they generally are unable to support multiple services or convergent networks efficiently;

  .  Require system integration with third party mediation products;

  . Designed to support a specific size of network. Therefore, these systems can be very costly to accommodate a growing subscriber base and a more diverse product offering;

  . Limited to periodic or "batch-oriented" processing, and cannot provide the real-time processing typically required by providers of IP-based services. Conversely, these systems may also be designed for real-time processing only, which often requires excessive hardware to provide reasonable processing capabilities; and

  . Are unable to provide the flexibility necessary to introduce new products and service across convergent networks.

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


   Service providers offering voice and data over IP and/or IP-wireless convergent services typically require CM&B solutions that:

  . Can handle authentication, authorization and customer management needs in real-time in order to determine the types of services to which the subscriber is entitled, as well as any applicable limits to the availability of the services;

  . Provide interoperability with the IP telecommunications equipment of major manufacturers in order to accommodate IP network infrastructures that are composed of equipment of multiple vendors;

  . Provide interoperability with the wireless telecommunications equipment of major manufacturers in order to accommodate wireless network infrastructures that are composed of equipment of multiple vendors;

  . Can be easily scaled to support changes in the size and configuration of a VoIP provider's system; and

  .  Can be easily adapted to support emerging products and services.

Customer Analytics

   Customers continue to have greater freedom of choice for their communications needs and, consequently, core communications services have become commodities in this highly competitive market. As customers seek the best value for communications services, the rate of customer turnover, or "churn," has increased dramatically. As a result, service providers must find new ways to distinguish themselves from their competitors to win new customers as well as retain their existing customers. Service providers are seeking to acquire new customers by focusing on rapid new service deployment, increased and focused marketing activities, attractive new rate programs and creative discounting.

   Customer intelligence is required for enterprises to develop customer-focused business models founded on a comprehensive understanding of individual customer relationships. Traditionally, businesses have managed these relationships by functional departments, such as marketing, sales and customer support, and customer information has been isolated within these departments. In contrast, competition today dictates that service providers must integrate customer information across functional departments to maximize the value of the entire customer lifecycle, from initial identification through acquisition and retention. By using real time and historic customer intelligence to personalize the subscriber relationship, service providers can maximize loyalty and profitability throughout the customer lifecycle.

   Traditional operational support systems such as CM&B and mediation systems capture large volumes of important customer and operational data. This increase in data sources makes the challenge of integrating and analyzing the information generated throughout the customer lifecycle more difficult. The sheer volume and variety of customer data, however, creates a competitive opportunity for businesses that can effectively integrate, analyze and act on this information. Traditionally, businesses tried to analyze this valuable data by piecing together generic products that addressed narrow and discrete analytical needs. These products include data extraction tools to access data, online analytical processing tools to analyze and model data, data mining technologies to identify patterns in data, and report generators to present the information. Piecing together these disparate tools to create a piecemeal system typically requires significant amount of time and system integration, resulting in a solution that is difficult to maintain and poorly suited to quickly adapt to new business requirements.

   Historically, the ICP has also been challenged to translate the data and reporting into actions quickly to ensure the customer needs are met in a manner that best supports their retention and profitability. The ability to automate these actions to ensure their timely execution is critical to developing and retaining longstanding relationships with the customer.

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


   With the increase in competition in the communications market brought on by deregulation and technology increases, service providers are challenged continually to acquire more customers and, to maximize profitability, retain them. We believe that today's carriers are looking for ways to differentiate themselves from the competition by personalizing their service to customers and understanding individual behavior patterns. We also believe that what is fundamentally needed is the ability to gather information from various business operations into one database, and proactively use that data to address important issues including customer valuation, retention, revenue assurance and marketing campaign effectiveness.

Mediation

   Mediation software plays a key role in any ICP's infrastructure. These mission critical systems are designed to enable the collection and aggregation of network usage, traffic and transaction data from network elements, such as routers, switches, firewalls, servers and gateways. These systems also synthesize the data into the information and formats required by the billing, customer care, price modeling, customer retention, fraud management, service level verification and other operations and business support systems of the service providers.

   Service providers can use this real-time data to offer and charge appropriately for network services based on factors, such as usage time, transactions, events, content or volume. These network services include voice telephony, web hosting, application renting, video conferencing, movies/video on demand, audio over IP, unified messaging, network games, virtual private networking, voice-mail, fax over IP, e-mail and file transfers. This detailed network information can also be used to support customer relationship management, customer retention and fraud management applications.

   Mediation software also serves to act as a buffer for the downstream applications. Should any of these downstream systems be down or offline, the mediation platform must store the event records until the systems are back up.

   Mediation platforms are also critical in the context of introducing additional services. The flexibility and speed at which interfaces can be provided to new network elements has a serious impact on the service provider's ability to introduce new services and subsequently bill and collect revenues.

The Primal Solution

   Primal's OSS Suite--Connect CCB, Access IM, and Outfront CRM, are specifically designed to meet the complex, mission-critical provisioning, customer management, reporting and marketing needs of providers of VoIP and wireless communications. Our real time "switch to bill" solution is designed for flexibility and scalability and addresses the business critical needs for highly efficient, reliable, and integrated OSS systems.

   Connect CCB, Access IM, and Outfront CRM are designed to enable service providers to capture the key business benefits:

     "Switch to Bill"--Integrated Solution. Connect CCB, Access IM and Outfront CRM have been designed as a next-generation, convergent software solution to provide the key OSS requirements for mediation, customer management, billing, and customer analytics for providers of VoIP and wireless communications services. Primal's OSS Suite is one of the few products designed for VoIP and wireless communications that offers complete "switch to bill" functionality. This integrated approach:

    . increases revenues by shortening the initial time required for a new market entrant to launch its business by reducing system integration requirements and implementation time frames;

    . provides broad functionality to support a broader range of services including voice and data over wireless networks, voice and data over IP networks, as well as convergent services such as mobile commerce and wireless Internet services;

    . simplifies the operational support topology within the information system infrastructure resulting in more efficient system management;

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


    . simplifies the vendor-customer relationship by having a single point of customer support for problems rather than a number of vendors trying to decide who is responsible for addressing a particular issue; and

    .  ensures a smooth product upgrade across multiple product sets.

   Reduced Costs. Connect CCB, Access IM, and Outfront CRM provide a complete OSS solution from the network element layer to customer payment, providing a comprehensive suite of functions and the ability to offer multiple, convergent communications services within a single, unified invoice. In addition, Connect CCB is available in pre-configured "quick start" packages, which enable providers to launch services rapidly with minimal system implementation costs. Subscribers may access their services and billing information and make payments over the Internet, which reduces the degree of costly person-to-person service required to satisfy a customer. Outfront CRM extends the versatility of Connect CCB and Access IM by providing an integrated customer analytics capability to assist in identifying high-value customers, high-margin products and services, and improving customer retention through better personalized service. This comprehensive "switch to bill" solution also reduces the costs associated with licensing and maintenance.

   Improved customer service and customer retention. Connect CCB, Access IM, and Outfront CRM enable a service provider to offer superior customer relationships, thus increasing customer retention. With Connect CCB, service providers can easily tailor their offerings across multiple services, create flexible invoices for all segments of their customer bases, and provide cross-service volume discounting. In addition, Connect CCB enables a customer service representative to provide superior customer care and responsiveness through real-time access to all necessary subscriber account information. Customers are also able to access their own account information 24 hours per day over the Internet. Outfront CRM integrates information from numerous points of customer interaction, or touch points, by pulling information from multiple data sources and transforming it into a standard format that can be analyzed. Our software then analyzes this reformatted information to provide a comprehensive understanding of the customer lifecycle from initial identification through acquisition and retention. Our products then allow businesses to translate this analysis into specific actions, such as targeting profitable customers, personalizing customer interactions and identifying opportunities to sell complementary or higher-end products and services. By integrating, analyzing and acting on valuable customer information, our products enable businesses to build long-lasting and profitable customer relationships.

   Interoperability. Currently there are few homogenous telecommunications networks. Primal's OSS Suite is interoperable with the telecommunications equipment of most leading manufacturers including Cisco, Lucent, Nortel, Motorola, and Alcatel. This broad interoperability enables our customers to use networks composed of equipment from multiple manufacturers. It also allows providers to upgrade network equipment without significant impact to mediation and CM&B systems. In addition, Connect CCB, Access IM, and Outfront CRM were also designed as next-generation OSS software platforms, enabling seamless integration with other applications in a service provider's enterprise operations environment. Our standards-based, open application programming interfaces allow Primal's products to interoperate with other software programs without writing custom interfaces.

   Flexibility. Primal's OSS Suite of products are modular, table driven software products designed for both wireless and IP service providers. As a result, each service provider is able to tailor its deployment of Connect CCB, Access IM, and Outfront CRM to its specific business model. In addition, the service provider can utilize this flexibility to quickly introduce new offerings without the need for extensive customization.

   Scalability. This architecture is benchmarked and customer proven to scale well into the millions of subscribers. Providers are able to distribute database information and processing across multiple servers, which minimizes the impact of a server failure and maximizes system availability and reliability.


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Primal's Products and Services

 Product Overview

   Primal's OSS Suite, Connect CCB, Access IM, and Outfront CRM, are specifically designed to meet the complex, mission-critical provisioning, customer management, reporting and marketing needs of providers of VoIP and wireless communications. Our real time "switch to bill" solution is designed for flexibility and scalability and addresses the business critical needs for highly efficient, reliable, and integrated OSS systems.

   Connect CCB is a next-generation CM&B software platform that provides integration of complex, mission-critical functions such as account and service provisioning, customer management, rating, billing and payment processing. Connect CCB's design gives service providers the ability to rapidly and cost effectively deploy a convergent service offering--including multiple, usage-based services, such as mobile commerce, VoIP and wireless internet services. It provides for a single, unified invoice accessible and payable by the subscriber over the Internet. Connect CCB's flexible, distributed architecture supports the Windows NT and Unix operating systems. Its industry standard-based APIs allow rapid integration with a variety of operational and business support systems.

   Access IM directly interfaces with switches, gateways, and enhanced service platforms. It collects, reformats, routes, and guarantees delivery in real time of data to one or more business applications. It is capable of handling multiple input and output devices simultaneously, including different switch types, network elements, services, systems, and all of their different protocols. Access IM's interface software provides an extensible tool for interfacing with every major wireless communications switch or network element. It currently supports interfaces from Cisco, Nortel, Lucent, Motorola, Glenayre, and Alcatel. Its architecture is designed to be highly configurable, enabling automated processes and eliminating significant manual intervention.

   Outfront CRM provides customer and business intelligence necessary for service providers to develop customer-focused business models founded on a comprehensive understanding of individual customer relationships. It collects customer information across functional departments, normalizes it, and provides analysis capabilities to provide insight into individual behavior patterns and business issues including customer valuation, retention, profitability, revenue assurance and marketing campaign effectiveness. Once this customer intelligence has been developed, the service provider can initiate the necessary or appropriate actions to ensure that customer needs are met in a manner that best supports their retention and profitability.

   In addition to licensing the above components together in a product suite, clients may, if desired, acquire licenses to separate modules.

Pricing

   Primal has structured the pricing of its products to accommodate its target customer segments, which range from start-ups to large communications carriers with millions of subscribers. Primal typically prices its products on a per subscriber basis or per call detail record basis, with customary volume discounts for the upfront purchase of a large number of licenses. Supplemental purchases of additional components are also priced on the same basis, while maintenance and support contracts are priced as a percentage of the associated license revenues. Primal's initial sales of licenses and associated services, maintenance and support generally range from the low hundreds of thousands to several million dollars.

Customer Service and Technical Support

   Our customer services are designed to provide customers with superior support while giving them the tools and knowledge they need to independently run their day-to-day operations. We provide the following services:

   Professional consulting services. Primal provides a variety of professional consulting services to assist customers in the implementation, modification and customization of Primal's OSS product suite. We work with customers to establish business models and processes that utilize Primal's products to increase their market power and lower their operating costs.

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   Training. We offer training programs for system operators, billing administrators and supervisors of customer service representatives. Our training programs are designed to provide customers with the tools and education they need to be able to train their own personnel for maximum effectiveness.

   Maintenance. We have a comprehensive maintenance and support program that provides customers with timely and high-quality maintenance and support services for our products. These services are generally provided under maintenance agreements between our customers and us. These agreements entitle our customers to multiple levels of telephone technical support for prompt and professional response to customer questions or problems and maintenance. We also provide customer self-service capabilities 24 hours per day through our on-line maintenance tracking system.

   Third-party software and hardware fulfillment. When our customers require it, we provide a complete solution by offering third-party software and hardware products they may need to rapidly implement their systems. We provide enabling platform products, such as the Windows NT operating system and Sun Microsystems hardware that complement and integrate with the Primal OSS Suite.

Marketing and Sales

 Marketing

   Our marketing programs are focused on creating awareness, interest and preference for our products and services. We engage in a variety of marketing activities, including:

  .  Identifying industry trends;

  . Providing industry updates to Company management and other key personnel;

  .  Developing and supporting strategic marketing alliances;

  . Conducting seminars and participating in trade shows and other special events;

  .  Creating and placing advertisements;

  .  Creating direct mail and direct response programs;

  .  Conducting ongoing public and press relations programs;

  .  Creating, managing and maintaining our web site;

  . Participating in key trade organizations and partnership programs with industry leaders; and

  . Establishing and maintaining close relationships with recognized industry analysts.

 Sales

   Our sales strategy is focused on targeting established and emerging VoIP and wireless-IP convergent service providers, including carriers. Through our direct sales approach, we have developed relationships with service providers through a problem-solving sales process and work closely with them to define and determine how our products can fulfill their needs. Through our indirect sales channel approach, we have developed relationships with leading manufacturers of wireless and IP network infrastructure that can provide joint and independent sales opportunities. In addition, we have developed relationships with professional services providers focused on the telecommunications market that can recommend and influence sales opportunities. In addition, we have developed relationships with other leading communications-focused companies that offer products complementary to ours and that can sell our products jointly with their solutions.

   Due to the sophisticated nature of our products and services as well as the rapid growth and rate of technological change in the marketplace, the duration of a sales cycle can range anywhere from 30 days to over one year. We intend to gradually increase the size of our direct sales organization while also focusing on the ongoing development of the indirect sales channel through our marketing alliances.

   Another key aspect of our sales plan is leveraging our existing customer base. Our customers include several industry leaders and many emerging leaders. We plan to continue to provide excellent service and responsiveness, and continue to develop understanding of their changing requirements. As our customers grow organically or through acquisition, our business should grow with them.

Strategic Partnerships

   We have established a program of strategic partnerships and alliances with current and emerging industry leaders. We believe that our partnership strategy provides us with a resource multiplier that leverages our own internal capabilities. For example, we have agreed to participate in the Cisco's new world Ecosystem program. This partner program was established to facilitate a network of vendors of complementary products and services that are interoperable with Cisco equipment and each other, resulting in a series of comprehensive solutions being offered to ICPs.

Competition

   The markets in which we compete are relatively new, intensely competitive, highly fragmented and rapidly changing. We expect this trend to continue and intensify to direct competition to increase accordingly.

   Our products compete on the basis of functionality, performance, scalability, extensibility, ease of integration and cost of ownership. The principal competitive factors in our market include responsiveness to the needs of our customers, product features, timeliness of implementation, quality and reliability of products, price, project management capability and technical expertise. We believe that our product features and our pricing strategy offer our customers significant reasons to buy from us.

   We believe that our ability to compete depends primarily on how well we can anticipate market trends, develop effective strategies and execute those strategies. We perform in depth competitive analysis to identify our competition, to understand their sales plans and to develop and implement strategies to defeat their plans. This analysis includes examining the performance of the competition, including:

  .  the technology level of their products;

  .  their pricing;

  .  customer satisfaction criteria; and

  .  success criteria on hiring, motivating and retaining key personnel.

   A number of our competitors have long operating histories, large customer bases, substantial financial, technical, sales and marketing resources, and significant name recognition. No competitor is dominant, and none of companies with whom we directly compete holds more than a 10% share of the market.

   We anticipate continued growth and competition in the communications industry and the entrance of new competitors into the billing and customer care software market, and that the market for our products will remain intensely competitive. In addition, as we expand, we will market our products and services to prospects in geographic markets and industry segments that we do not currently serve. Upon our entrance into these markets, we expect to encounter new competitors, who may possess substantial resources and significant market experience.

Research and Development

   Our research and develop organization is responsible for developing new software products, product architecture, core technologies, product testing, quality assurance and ensuring the compatibility of our products with hardware, switch network, and software platforms. In addition, this organization supports some pre-sales and customer support activities. Our research and development organization is divided into teams based around our products, Connect CCB, Outfront CRM, and Access IM. In addition, our professional services staff helps our research and development organization identify potential new product features.

Technology

   Primal's OSS Suite of products was developed using an open architecture philosophy. Industry standards-based application programming interfaces, or APIs, enables efficient integration with other software applications. This design philosophy also utilizes object oriented programming techniques, which enables the design and implementation of software based on reusable business objects rather than complex business code. Our multi-layered, or N-tier, architecture provides for implementing the solutions in a distributed environment. This allows different modules to be installed on different servers, providing for efficient software management and scalability. This capability permits a service provider to scale as its level of business grows without the need for system re-designs or wholesale hardware replacement. Servers can be added to only the modules that require additional processing capability. Our architecture allows service providers to purchase the entire suite of products, or only those applications they may require at the time. In addition, Primal's OSS Suite of products has been developed with the knowledge of the importance of interoperability with a wide variety of other hardware platforms. These interfaces can typically be developed very quickly due to our unique switch interface software, which is designed to facilitate introduction of new network elements with a minimum of custom programming. This efficiency offers our customers a distinct competitive advantage.

Customers

   Our typical customers are providers of multiple communications services including local, long distance, messaging and wireless voice communications, Internet access and other data communications services. We believe our customers benefit from our product's design for multiple, convergent services, as well as scalability, flexibility, and interoperability. As of June 30, 2000, Primal products are installed in over 16 markets, and support more than 11 million subscribers. The average number of subscribers per client is over 600,000. Our smallest client has over 12,000 subscribers, and we have four clients with over 1 million subscribers.

   As of June 30, 2000, we had over 16 customers worldwide.

   Although Primal's customers include both small and large providers of communications services, a substantial portion of Primal's license and service revenues in any given quarter has, and is expected to continue to be, generated from a limited number of customers with large financial commitment contracts. As a result, if a contract is cancelled or deferred or an anticipated contract does not materialize, our revenues would be materially adversely affected.

Intellectual Property

   Primal relies upon a combination of patent, copyright, trade secret and trademark law to protect its intellectual property. Primal currently has two U.S. patents related to its billing technology. In addition, Primal has eleven U.S. registered trademarks and five U.S. trademark applications pending. While Primal relies on patent, copyright, trade secret and trademark law to protect its technology, Primal believes that factors such as the technological and creative skills of its personnel, new product developments, frequent product enhancements and reliable product maintenance are more essential to establishing and maintaining a technology leadership position. There can be no assurance that others will not develop technologies that are similar or superior to Primal's technology.

   Primal generally enters into confidentiality or license agreements with its employees, consultants and corporate partners, and generally controls access to and distribution of its software, documentation and other proprietary information. Despite Primal's efforts to protect proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use its products or technology or to develop products with the same functionality as Primal's products. Policing unauthorized use of its products is difficult, and Primal cannot be certain that the steps it has taken will prevent misappropriation of its technology, particularly in foreign countries where the laws may not protect proprietary rights as fully as do the laws of the United States. In addition, certain of Primal's license agreements require it to place the source code for its products into escrow. Such agreements generally provide that these parties will have a limited, non-exclusive right to use this code if (1) there is a bankruptcy proceeding by or against Primal, (2) Primal ceases to do business without a successor or (3) Primal discontinues providing maintenance and support.

   Substantial litigation regarding intellectual property rights exists in the software industry. Primal expects that software products may be increasingly subject to third-party infringement claims as the number of competitors in its industry segments grows and the functionality of products in different industry segments overlaps. Some of Primal's competitors in the market for CM&B software may have filed or may intend to file patent applications covering aspects of their technology that they may claim Primal's technology infringes. Primal cannot be certain that any of these competitors will not make a claim of infringement against it with respect to its products and technology.

   Primal's success and ability to compete are substantially dependent upon its internally developed technology. However, portions of our products incorporate software developed and maintained by third-party software vendors, such as operating systems, tools and database vendors. Primal may have to rely on third-party software vendors and developers to a larger degree in future products. Although Primal believes it could find other sources for these products, any significant interruption in the supply of these products could adversely impact Primal's sales unless and until it can secure another source.

Employees

   As of September 22, 2000, Primal, and its subsidiary Primal Billing Solutions, had 107 full-time employees, including 3 executive officers, 10 sales and marketing personnel, 73 technical and operations personnel, 10 accounting, administrative and support personnel, and 11 customer service representatives and related support personnel. Neither Primal's nor Primal Billing Solutions' employees are represented by a union. Primal and Primal Billing Solutions each believe that their relationship with their employees is good. The loss of the services of one or more of Primal's key employees could harm its business. Primal's future success also depends on its continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, particularly in the Orange County, California area where Primal is headquartered, due to the limited number of people available with the necessary technical skills and understanding of the communications and Internet industries, and there can be no assurance that Primal can retain or attract key personnel in the future.

Properties

   Primal leases approximately 27,000 square feet of general and administrative office space in Irvine, California. Primal's monthly rent is approximately $39,000. Primal's lease expires in April 2001.

   Primal believes that the facilities it currently leases are not sufficient to meet its needs after the expiration of the current lease term. Primal believes it may require up to 14,000 additional square feet of office space after that time and is currently seeking facilities totaling 41,000 square feet in the same geographic area as Irvine, California.

Distribution of Primal to Avery's Securityholders

   In September 2000 our Board of Directors authorized Avery to distribute 100% of the stock of Primal to Avery's securityholders. Readers should read the information under the captions "Avery" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--General" for more detailed information regarding the distribution of Primal and related transactions.

                                   MANAGEMENT

Directors and Executive Officers

   The following table sets forth certain information with respect to the directors and executive officers of Avery.

   Name        Age Position
   ----        --- --------
   Patrick
    J.
    Haynes,
    III         51 Director, Chairman of the Board, President and Chief Executive Officer
   Scot M.
    McCormick   46 Director, Vice President, Chief Financial Officer and Secretary
   Norman M.
    Phipps      40 Director
   J. Alan
    Lindauer    60 Director
   Robert T.
    Isham,
    Jr.         47 Director

   Directors hold office until the next annual meeting of stockholders and until their successors are duly elected and qualify.

   Patrick J. Haynes, III has served as a director and Chairman of the Board of Avery since November 1995. Mr. Haynes was elected President and Chief Executive Officer of Avery in July 1998, and served in such capacity until December 1, 1998. In 1992, Mr. Haynes founded and became President of American Communications Services, Inc., a start-up, fiber optic, competitive access provider telephone company. Mr. Haynes directed development of the strategic plan, put management in place and operated the company on a day-to-day basis for 18 months. He also advised and consulted in connection with the placement of $52 million in equity and $81 million in debt. American Communications is now a NASDAQ-listed company with a market capitalization in excess of $400 million. Mr. Haynes is the Senior Managing Director of the Thurston Group, Inc., a private merchant bank in Chicago. Mr. Haynes and Russell T. Stern, Jr. founded the Thurston Group in 1987. Previously, Mr. Haynes was associated with Merrill Lynch, Oppenheimer & Company, and Lehman Brothers as an investment banker.

   Scot M. McCormick has served as Vice President, Chief Financial Officer and Secretary of Avery since July 1996. Mr. McCormick was elected as a director and to the office of Secretary in July 1998. Prior to becoming the Chief Financial Officer of Avery, Mr. McCormick was a consultant to Avery from 1995 through June 1996. From 1993 to 1995, Mr. McCormick served as Chief Financial Officer and Secretary of The Park Corporation in Barrington, Illinois. From 1990 to 1993, he served as Chief Financial and Administrative Officer and Secretary of Whitestar Graphics, Inc. From 1978 to 1990, Mr. McCormick was associated with the Crown organization in Chicago, including Controller of American Envelope Company from 1980 to 1990. From 1976 to 1978, Mr. McCormick worked for Coopers & Lybrand.

   Norman M. Phipps has served as a director of Avery since November 1995. Mr. Phipps is a director of LogiMetrics, Inc., a company primarily involved in the manufacture of infrastructure equipment for the wireless broadband telecommunications market. Mr. Phipps has served as the President and Chief Operating Officer of LogiMetrics since April 1997, and also as interim Chief Financial Officer since March 1998. From May 1996 to April 1997, Mr. Phipps served as Chairman of the Board and Acting President of LogiMetrics. Mr. Phipps has served as a principal of two private investment firms, Phipps, Teman & Company, L.L.C. (from January 1994 to December 1997) and CP Capital Partners (from January 1991 to December 1993).

   J. Alan Lindauer has served as a director of Avery since November 1995. Mr. Lindauer currently serves as President of Waterside Capital and has served as President of Waterside Management, Inc., a business consulting firm, since 1986. Mr. Lindauer has also served as a director of Commerce Bank of Virginia since 1986 and serves as chair of its Loan Committee, Norfolk Division, and a member of the Executive, Trust, Marketing, Compensation, and Mergers & Acquisition Committees. Mr. Lindauer served as director of Citizens Trust Bank from 1982 to 1985 as well as a member of its Trust and Loan Committees. Mr. Lindauer founded Minute-Man Fuels in 1963 and managed Minute-Man Fuels until 1985.

   Robert T. Isham, Jr. originally served as a director of Avery from November 1995 to March 1996, and then rejoined the Board in July 1998. Mr. Isham is currently a managing director of the Thurston Group, Inc., a private merchant bank based in Chicago. Previously, he ran his own commercial law practice in Chicago and, before that, he was a partner with the law firm of McDermott, Will & Emery.

Significant Employees

   Harold D. ("Rick") Box is Vice President of Operations and Marketing of HBS Billing Services. Mr. Box has been involved in the telecommunications industry since 1983 in areas such as paging, long distance and local exchange carrier clearing house services. He served as Director of Client Relations for HBS Billing Services' major competitor, Zero Plus Dialing (a subsidiary of Billing Concepts, Inc.) from 1988 to 1993. He was a Vice President of Operations of Home Owners Long Distance Incorporated from 1993 to 1994 and a founding partner of HBS Billing Services.

   William L. Salway was appointed President of Primal in January 2000 and its Chief Executive Officer in September 2000. Mr. Salway has extensive experience in software development and telecommunications. He began consulting for Primal in January, 1999 and was named Vice President and General Manager in February of that same year. Prior to his involvement with Primal, Mr. Salway was President and Chief Operating Officer of Garg Data International in Newport Beach, California, a privately held information technology company engaged in consulting services and the development and delivery of financial and insurance services software products. Mr. Salway was Vice President of Sales and Marketing and, subsequently, President of CAIR Systems, a venture capital backed provider of property and casualty insurance software from 1989 through 1996. From 1965 through 1989, Mr. Salway was employed in a variety of positions of increasing responsibility in software and telecommunications with both large-scale companies, such as RCA, Citicorp and United Technologies, as well as with small cap and venture capital backed start-ups.

Compensation of Directors

   Each member of the Board receives a one-time warrant to purchase 75,000 shares of common stock at an exercise price determined by the Board at the time of issuance. Each non-employee director also receives an annual stipend of $20,000 and an annual grant of options to purchase 10,000 shares of common stock at an exercise price determined by the board at the time of the grant. The non-employee directors of Avery also receive $1,000 for each meeting attended, plus reimbursement of travel expenses.

Executive Compensation

   The following table summarizes certain information relating to the compensation paid or accrued by Avery for services rendered during the years ended December 31, 1999 and 1998, to each person serving as its Chief Executive Officer and each of Avery's other most highly paid executive officers whose total annual salary and bonus for the years ended December 31, 1999 and 1998, exceeded $100,000.

                      Summary Executive Compensation Table

                                               Annual Compensation
                          -------------------------------------------------------------
                                                                         Long-Term
Name and Principal        Fiscal  Salary              Other Annual      Compensation
Position                   Year    ($)    Bonus ($) Compensation ($) Awards/Options (#)
------------------        ------ -------- --------- ---------------- ------------------
Patrick J. Haynes,         1999  $200,000 $100,000      $36,804           100,000
 III(/1/)...............   1998  $100,000 $     --      $30,000           420,000
 Chairman of the Board
Mark J.                    1999  $200,000 $117,500      $14,400                --
 Nielsen(/2/)(/3/)......   1998  $ 16,667 $     --      $    --           925,000
 President and Chief
 Executive Officer
Scot M. McCormick(/3/)..   1999  $130,000 $ 50,000      $12,912           150,000
 Vice President, Chief     1998  $122,667 $ 35,000      $    --            75,000
 Financial Officer
 and Secretary

--------
(/1/)Mr. Haynes served as the Chief Executive Officer of Avery through November
     30, 1998. "Other Annual Compensation" represents monthly automobile allowance and premiums for health, life, disability and medical insurance.
(/2/)Mr. Nielsen became the Chief Executive Officer of Avery on December 1,
     1998.
(/3/)"Other Annual Compensation" includes premiums for health, life, disability and medical insurance.

                       Option Grants in Last Fiscal Year

                               Indvidual Grants
-------------------------------------------------------------------------------
                          Number of    % of Total
                          Securities    Options
                          Underlying   Granted to
                           Options     Employees    Exercise or Base Expiration
Name                       Granted   in Fiscal Year   Price ($/Sh)      Date
----                      ---------- -------------- ---------------- ----------
Patrick J. Haynes, III...  100,000         8.0%          $1.63        11/18/09
Scot M. McCormick........  150,000        11.9%          $1.63        11/18/04

    Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

                                                   Number of
                                                  Securities        Value of
                                                  Underlying      Unexercised
                                                  Unexercised     In-the-Money
                                                  Options at       Options at
                                                   FY-End(#)       FY-End($)

              Shares Acquired                    Exercisable/     Exercisable/
Name          on Exercise (#) Value Realized($)  Unexercisable   Unexercisable
----          --------------- -----------------  -------------   -------------
Patrick J.
 Haynes,
 III........        --               --         380,000/140,000 $ 37,500/$0
Mark J.
 Neilsen....        --               --         925,000/0       $      0/$0
Scot M.
 McCormick..        --               --         125,000/100,000 $ 56,250/$37,500

Employment Agreements

   Effective July 1, 1998, Mr. Haynes entered into an employment agreement with Avery. Under his employment agreement, Mr. Haynes serves as Chairman of the Board, President and Chief Executive Officer, subject to the Board of Directors power to elect and remove officers of Avery. The employment agreement expires June 30, 2003. Mr. Haynes' initial base salary is $200,000 annually. In addition, Mr. Haynes is entitled to receive bonuses based on performance goals as established by the Board, to receive stock options, to participate in applicable incentive plans established by Avery, to participate in Avery's hospitalization and major medical plans, or, at his option, to be reimbursed for amounts paid by Mr. Haynes for comparable coverage, and to an automobile of his choice. Mr. Haynes also received a ten-year warrant to purchase
420,000 shares of common stock at $3.00 per share.

   Effective January 1, 2000, Scot M. McCormick entered into an employment agreement with Avery. Under his employment agreement, Mr. McCormick serves as Vice President, Chief Financial Officer and Secretary, subject to the Board of Directors power to elect and remove officers of Avery. The employment agreement expires December 31, 2000, and will automatically be renewed for additional terms unless either party notifies the other prior to November 1 of a given year that they do not wish to renew the agreement. Mr. McCormick's initial base salary is $143,000 annually. In addition, Mr. McCormick is entitled to annual incentive compensation in an amount equal to 40% of his annual salary if certain performance goals established by the Board of Directors are met or exceeded. Mr. McCormick is entitled to participate in applicable incentive plans established by Avery, to participate in Avery's hospitalization and major medical plans, or, at his option, to be reimbursed for amounts paid by Mr. McCormick for comparable coverage, and to receive such other bonuses as the Board may determine in its sole discretion.

   Effective November 1, 1996, Harold D. Box entered into an employment and noncompetition agreement with HBS. Under his employment agreement, Mr. Box will serve as Vice President of Operations and Marketing of HBS, subject to the general partner's power to elect and remove officers of HBS. The employment agreement expires on December 31, 2000, and will automatically be renewed for additional terms of one year unless either party notifies the other prior to January of a given year that they do not wish to renew the employment agreement. Mr. Box is entitled to receive an annual salary of $100,000, subject to standard payroll deductions, and is entitled to receive the same benefits as HBS provides to other employees at comparable salaries and responsibilities to those of Mr. Box. In addition, Mr. Box is entitled to participate in HBS's profit sharing plan, entitled to receive up to 83,333 shares of common stock in each of calendar years 1998, 1999, 2000 and 2001 if HBS's pre-tax earnings equal or exceed certain specified targets for the respective preceding year, and to receive such other bonuses as the Board may determine in its sole discretion.

   The employment agreement with Mr. Box contains certain covenants by such employees not to compete with the business of Avery. A state court may determine not to enforce, or only partially enforce, these covenants.

Limitation of Liability and Indemnification

 Section 145 of the Delaware General Corporation Law

   Section 145(a) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Section 145(b) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

   Section 145(c) provides that to the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person in connection with such defense.

   Section 145(d) provides that any indemnification under subsections (a) and
(b) of Section 145, unless ordered by a court, shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination:

  . by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or

  . by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or

  . if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or

  .  by the stockholders.

   Section 145(e) provides that expenses, including attorneys' fees, incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or for such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses, including attorneys' fees, incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

 Certificate of Incorporation

   The certificate of incorporation of Avery provides that a director of Avery shall not be liable to Avery or its stockholders for monetary damages for breach of fiduciary duty as a director, unless the breach involves

  .  a breach of the director's duty of loyalty to Avery or its stockholders,

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  . liability for unlawful dividend payments or stock purchases or redemptions, or

  . a transaction from which the director derived an improper personal benefit.

   The certificate of incorporation of Avery provides that Avery shall indemnify all persons whom it may indemnify to the fullest extent permitted by law.

 Bylaws

   The bylaws of Avery generally make mandatory the provisions of Section 145 of the Delaware General Corporation Law discussed above, including the advancement of expenses reasonably incurred in defending a claim prior to its final resolution, and provide that Avery's directors and officers will at all times be indemnified to the maximum extent permitted by law.

 Indemnification Agreements

   Avery has entered into indemnification agreements with each of its directors and executive officers. These agreements provide the directors and executive officers of Avery with indemnification to the maximum extent permitted by law. These agreements also include provisions requiring advancement of expenses, establishing procedures and standards for resolving claims, and providing for indemnification following a change of control of Avery.

 D&O Insurance

   Avery has a directors' and officers' liability insurance policy to insure its directors and officers against losses resulting from wrongful acts committed by them in their capacities as directors and officers of Avery, including liabilities arising under the Securities Act.

 SEC Policy on Indemnification

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Avery pursuant to the foregoing provisions, or otherwise, Avery has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                              CERTAIN TRANSACTIONS

   In December 1998, Avery's Board of Directors authorized Avery to repurchase any or all of its outstanding warrants for a price of $1.00 per underlying share. In December 1998, Avery repurchased warrants held by Waveland, LLC to purchase 100,000 shares of common stock at an exercise price of $1.50 per share. On January 5, 1999, Avery repurchased warrants held by the Thurston Group to purchase 300,000 shares of common stock at an exercise price of $1.00 per share and warrants to purchase 200,000 shares of common stock at $1.50 per share. On March 31, 1998, Avery repurchased warrants held by the Thurston Group to purchase 80,000 shares of common stock at an exercise price of $1.50 per share. On April 16, 1999, Avery repurchased warrants held by Thurston Interests, LLC to purchase 41,746 shares of common stock at an exercise price of $1.50 per share. Of the total $621,736 used to repurchase the warrants, $300,000 was classified as compensation paid to Mr. Haynes. None of this amount was classified as compensation paid to Mr. Isham. Waveland, Thurston Group and Thurston Interests are affiliates of Mr. Haynes. Thurston Group and Thurston Interests are also affiliates of Mr. Isham.

   Mark J. Nielsen, who was at the time Avery's President and Chief Executive Officer, was also the Chairman of Primal and owned approximately 16.04% of the Primal common equity on a fully diluted basis at the time the agreement to acquire Primal was entered and at the close of business on September 30, 1999, the date the acquisition was completed. Mr. Nielsen received 320,893 shares of Avery's convertible preferred stock in the merger. Each share of Avery's convertible preferred stock issued in the merger is immediately convertible into shares of Avery's common stock on a one-for-one basis.

   In contemplation of entering into an agreement for the acquisition of Primal, Avery made a $100,000 working capital loan to Primal on December 15, 1998. The loan was secured by a first lien on the accounts receivable of Primal. On January 25, 1999, the working capital loan was increased to $180,000. This loan was replaced with the loan described in the following paragraph.

   In contemplation of the Corsair transaction, on February 3, 1999, Avery agreed to loan Primal up to $1,000,000 on a revolving credit basis in replacement of the then-outstanding $180,000 loan described above. This loan was secured by a pledge of all the stock of Primal Billing Solutions, the wholly owned subsidiary of Primal that acquired the Corsair assets, and by a security interest in all of the accounts receivable and general intangibles, including all intellectual property of Primal Systems. As noted above, Avery completed its acquisition of Primal after the close of business on September 30, 1999, and the loan was paid in full.

   Please see the information under the caption "Change In Control of Avery" for information regarding other transactions involving the directors and officers of Avery.

      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial Ownership of Avery's Voting Securities

   On November 13, 2000 Avery had 11,547,264 shares of common stock, 1,500,000 shares of series d preferred stock, 350,000 shares of series e preferred stock, and 7,126,894 shares of series g preferred stock outstanding. The holders of each of these outstanding securities is presently entitled to one vote per share on any matters submitted to Avery's stockholders for a vote. The holders of these securities vote as a single class on all matters submitted to Avery's stockholders for a vote unless a separate vote is otherwise required by law or Avery's certificate of incorporation.

   Therefore, as of November 13, 2000, a total of 20,524,158 shares of Avery's voting securities were outstanding, all of which constitute a single class of voting securities.

   The following table sets forth information for any person who is known to Avery to be the beneficial owner of more than five percent of Avery's single class of voting securities. A beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

  . voting power, which includes the power to vote, or to direct the voting, of such security; and/or

  . investment power, which includes the power to dispose, or to direct the disposition of, such security.

   All of Avery's voting securities beneficially owned by a person, regardless of the form which such beneficial ownership takes, have been aggregated in calculating the number of shares beneficially owned by such person. In making these calculations, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days

  .  through the exercise of any option, warrant or right;

  .  through the conversion of a security;

  . pursuant to the power to revoke a trust, discretionary account, or similar arrangement; or

  . pursuant to automatic termination of a trust, discretionary account, or similar arrangement.

   Any securities not outstanding which are subject to such options, warrants, rights or conversion privileges and beneficially owned by a person in the table below are deemed to be outstanding for the purpose of computing the percentage of outstanding securities of the class owned by such person but are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person.

                                                               Number   Percent
  Name of Beneficial Owner                                   of Shares  of Class
  ------------------------                                   ---------- --------
Patrick J. Haynes, III(1)................................... 10,505,771  35.9%
Thurston Group, Inc.(1).....................................  8,902,811  30.4%
Stephen L. Brown(2)(3)......................................  1,683,438   8.0%
Spencer L. Brown(2)(3)......................................  1,654,688   7.9%
Franklin Capital Corporation(2).............................  1,558,438   7.5%
Mark J. Nielsen(4)..........................................  1,564,598   7.1%
John Faltys(5)..............................................  2,172,713   9.6%
Joseph R. Simrell...........................................  1,539,403   7.0%
David Haynes................................................  1,539,403   7.0%

--------

(1) The business address of this person is 190 South LaSalle Street, Suite 1710, Chicago, Illinois 60603. The shares shown as beneficially owned by Mr. Haynes include the 8,902,811 shares beneficially owned by the Thurston Group, Inc., of which Mr. Haynes is the Senior Managing Director.

(2) The business address for this person is 450 Park Avenue, 10th Floor, New York, New York 10022.

(3) The shares shown as beneficially owned by this person include the 1,558,438 shares beneficially owned by Franklin Capital Corporation.

(4) The business address for this person is 27126-B Paseo Espada, Suite 725, San Juan Capistrano, California 92675.

(5) The business address for this person is 18881 Von Karman, Suite 500, Irvine, California 92612.

Security Ownership of Management

   The following table sets forth information as of November 13, 2000, as to each class of Avery's equity securities beneficially owned by each director, by each executive officer, and by all directors and executive officers as a group. In calculating the ownership percentages for Avery's common stock, we used the 11,547,264 shares of common stock outstanding on November 13, 2000. Since these calculations do not include the three series of Avery's voting preferred stock included in the calculations in the preceding table, the beneficial ownership percentages set forth below will differ from those set forth in the preceding table.

                              Common Stock             Preferred Stock
                           ---------------------- ----------------------------
                             Number      Percent          Number      Percent
  Name of Beneficial Owner of Shares     of Class Series of Shares    of Class
  ------------------------ ----------    -------- ------ ---------    --------
Patrick J. Haynes,
 III(1)................... 10,505,771(2)  51.7%      B     100,000(2)   25.6%
                                                     D   1,500,000(2)  100.0%
                                                     G   7,126,894(2)  100.0%

Scot M. McCormick(1)......    245,000      2.1%

Norman M. Phipps(3).......     75,000      0.6%

J. Alan Lindauer(4).......    783,700(5)   6.9%

Robert T. Isham, Jr.(1)...    187,355(6)   1.6%      A       8,333(6)    2.1%

All directors and
 executive officers as a
 group (2)(5)(6).......... 11,825,993     57.2%      A       8,333       2.1%
                                                     B     100,000      25.6%
                                                     D   1,500,000     100.0%
                                                     E     350,000     100.0%
                                                     G   7,126,894     100.0%

--------

 (1) The business address for this person is 190 South LaSalle Street, Suite 1710, Chicago, Illinois 60603.

 (2) Includes 8,902,811 shares beneficially owned by the Thurston Group, Inc., of which Mr. Haynes is the Senior Managing Director, 766,286 shares beneficially owned by Waveland, LLC, of which Mr. Haynes is the owner, and 836,664 held in escrow by Bank One, Texas, N.A., for the benefit of the former owners of Hold Billing Services and for which Mr. Haynes has an irrevocable proxy. Of these shares, 45,286 represent shares that may be acquired within 60 days upon the exercise of options or warrants, 1,600,000 represent shares that may be acquired within 60 days upon the conversion of convertible securities, and 7,126,894 represent shares of the series g preferred stock for which the Thurston Group, Inc. has an irrevocable proxy.



 (3) The business address of this person is 435 Moreland Road, Hauppauge, New York 11788.


 (4) The business address for this person is 300 East Main Street, Suite 1380, Norfolk, Virginia 23510.

 (5) Of these shares, 715,167 are beneficially owned by Waterside Capital Corporation, of which Mr. Lindauer is President. Of these shares, 280,000 represent shares that may be acquired upon the conversion of a convertible note.




 (6) Of these shares, 66,368 represent shares that may be acquired within 60 days upon the exercise of options and warrants and 8,333 represent shares that may be acquired within 60 days upon the conversion of convertible securities.

                        CHANGE IN CONTROL OF AVERY

   On August 1, 2000, as part of a distribution agreement providing for us to distribute all the shares of our subsidiary, Primal Solutions, Inc., to our securityholders, Thurston Group, Inc. acquired a proxy to vote 7,126,894 shares of our series g voting preferred stock.

   Thurston Group is controlled by Patrick J. Haynes, III, the Chairman of
Avery.

   After being granted the proxy to vote the 7,126,894 shares of our series g voting preferred stock, Mr. Haynes now has the right to vote or to direct the voting of an aggregate of 10,360,485 shares, or approximately 50.5%, of our 20,524,158 outstanding voting securities. Prior to being granted the proxy to vote the 7,126,894 shares of our series g voting preferred stock, Mr. Haynes had the right to vote or to direct the voting of an aggregate of 2,613,591 shares, or approximately 24.7%, of our 10,603,886 then outstanding voting securities.

   Immediately prior to the grant of the proxy to vote the 7,126,894 shares of our series g voting preferred stock, we had outstanding shares that were entitled to cast an aggregate of 10,603,886 votes in the election of directors and other matters submitted to a vote of our stockholders. These shares included 8,753,886 shares of common stock, each of which was entitled to one vote per share; 1,500,000 shares of our series d preferred stock, each of which was entitled to one vote per share and the holders of which vote with the holders of Avery's common stock as a single class in all matters submitted to our stockholders for a vote; and 350,000 shares of our series e preferred stock, each of which was entitled to one vote per share and the holders of which vote with the holders of our common stock as a single class in all matters submitted to our stockholders for a vote. Each share of our series e voting preferred stock was entitled to one vote for each whole share of our common stock into which it is convertible on the record date for any vote of our stockholders. The series e voting preferred stock was convertible into shares of our common stock on a one-for-one basis.

   The 7,126,894 shares of our series g voting preferred stock were issued to the original seven stockholders of Primal, John Faltys, Joseph R. Simrell, David Haynes, Mark J. Nielsen, Arun Anand, Murari Cholappadi, and Sanjay Gupta, in exchange for an aggregate of 7,126,894 shares of our series f non-voting preferred stock as part of a series of transactions in contemplation of our distribution of all the issued and outstanding shares of Primal to our securityholders. Following this exchange of securities, we have outstanding shares that are entitled to cast an aggregate of 17,730,780 votes in the election of directors and other matters submitted to a vote of our stockholders. These shares include 8,753,886 shares of common stock, each of which is entitled to one vote per share; 1,500,000 shares of our series d voting preferred stock, each of which is entitled to one vote per share and the holders of which vote with the holders of our common stock as a single class in all matters submitted to our stockholders for a vote; 350,000 shares of our series e voting preferred stock, each of which is presently entitled to one vote per share and the holders of which vote with the holders of our common stock as a single class in all matters submitted to our stockholders for a vote; and 7,126,894 shares of our series g voting preferred stock, each of which is entitled to one vote per share and the holders of which vote with the holders of our common stock as a single class in all matters submitted to our stockholders for a vote. Each share of our series e voting preferred stock is entitled to one vote for each whole share of our common stock into which it is convertible on the record date for any vote of our stockholders. The series e voting preferred stock is presently convertible into shares of our common stock on a one-for-one basis.

   In consideration for the grant of the proxy to vote the 7,126,894 shares of our series g voting preferred stock, Thurston Group and Patrick J. Haynes III, and each of their affiliates, including Waveland, LLC, a limited liability company wholly owned by Mr. Haynes, granted to the original seven stockholders of Primal, John Faltys, Joseph R. Simrell, David Haynes, Mark J. Nielsen, Arun Anand, Murari Cholappadi, and Sanjay Gupta, an irrevocable proxy to vote all the shares of the Primal common stock that any of them will receive in the distribution of the Primal common stock to our stockholders as contemplated by the distribution agreement. If the distribution were effective as of August 1, 2000, the proxy granted to the former Primal stockholders would cover an aggregate of 3,610,255 shares, or approximately 22.6%, of the Primal common stock that would be outstanding following the distribution and the issuance of 250,000 additional shares of the Primal common stock to Mr. Nielsen as contemplated by the distribution agreement. The former Primal stockholders will also receive 32% of the Primal common stock as part of the distribution, calculated before the issuance of 250,000 additional shares of the Primal common stock to Mr. Nielsen as contemplated by the distribution agreement. If the distribution were effective as of August 1, 2000, and assuming the 250,000 additional shares of the Primal common stock were issued to Mr. Nielsen as contemplated by the distribution agreement, the former Primal stockholders would have the right to vote or to direct the voting of an aggregate of 8,899,260 shares, or approximately 55.6%, of the Primal common stock outstanding after the distribution.

   Each of the proxies covering shares of the Primal common stock provides that any action required or permitted to be taken pursuant to the proxy by John Faltys, Joseph R. Simrell, David Haynes, Mark J. Nielsen, Arun Anand, Murari Cholappadi and Sanjay Gupta, including any voting of the shares covered thereby, may be so taken if the holders of at least 66% of the issued and outstanding shares of Primal immediately prior to its acquisition by us approve the taking of any such action. Prior to our acquisition of Primal, the issued and outstanding shares of Primal were held as follows:

  .  John Faltys--30.4861%

  .  Joseph R. Simrell and David Haynes--21.5999% each

  .  Mark J. Nielsen--16.4969%

  .  Arun Anand, Murari Cholappadi and Sanjay Gupta--3.2724% each

   This means that Mr. Faltys and any two of Messrs. Simrell, David Haynes or Nielsen will be able to control the voting of these proxies.

   Patrick J. Haynes, III and David Haynes are not related.

   In the event the distribution is not completed, all the proxies will automatically terminate.

                          DESCRIPTION OF CAPITAL STOCK

   Avery's amended articles of incorporation authorize 20,000,000 shares of common stock, par value $0.01 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. As of November 13, 2000, 11,547,264 shares of common stock were outstanding, which excludes 1,215,216 shares held by Avery as treasury shares. As of such date, there were approximately 345 record holders. In addition, Avery has issued and outstanding 391,667 shares of series a convertible preferred stock, 390,000 shares of series b convertible preferred stock, 40,000 shares of series c convertible preferred stock, 1,500,000 shares of series d convertible voting preferred stock, 350,000 shares of series e voting convertible preferred stock and 7,126,894 shares of series g participating convertible voting preferred stock.

Common Stock

   Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by stockholders, and a majority vote of the outstanding shares present at a stockholders' meeting is required for most actions to be taken by stockholders. Directors of Avery are elected by a plurality. The holders of the common stock do not have cumulative voting rights. Accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect all of the directors if they choose to do so. The common stock bears no preemptive rights, and is not subject to redemption, sinking fund or conversion provisions.

   Holders of common stock are entitled to receive dividends if, as and when declared by Avery's board of directors out of funds legally available for dividends, subject to the dividend and liquidation rights of Avery's outstanding preferred stock and any other series of preferred stock that may be issued in the future and subject to any dividend restriction contained in any credit facility which Avery may enter into in the future. Any dividends declared with respect to shares of common stock will be paid pro rata in accordance with the number of shares of common stock held by each stockholder.

Senior Preferred Stock

   The board of directors has designated 1,500,000 shares of preferred stock as the series d senior cumulative convertible redeemable preferred stock, all of which are issued and outstanding.

   The holders of the series d senior preferred stock are entitled to preferential quarterly dividends to the common stock payable at the rate of $.025 per share. Upon liquidation, dissolution or winding-up of Avery, holders of the series d senior preferred stock are each entitled to receive a liquidation distribution of $1.00, plus any unpaid accumulated dividends to date in preference to the holders of the common stock, but subject to liquidation preference of the series d senior preferred stock and any other senior preferred stock which may be designated in the future.

   Avery is obligated to offer to repurchase the series d senior preferred stock in the event Avery makes a disposition of HBS Billing Services.

   At the option of the holders of the series d senior preferred stock, the series d senior preferred stock may be, or, upon the vote or written consent of the holders of at least two-thirds of the outstanding shares of the series d, or upon the closing of a firm commitment underwritten public offering registered under the Securities Act at a price of $5.00 or more per share and aggregate proceeds from such offering exceeding $7 million, the series d senior preferred stock, will be automatically, converted into common stock at a rate equal to .5 share of common stock per share. If the audited balance sheet of Avery at the ending of any fiscal year ending on or after December 31, 1997, indicates that the stockholders' equity of Avery is $7 million or more greater than the stockholders' equity as indicated on Avery's audited balance sheet on December 31, 1996, the series d senior preferred stock must be redeemed at its liquidation value plus any unpaid accumulated dividends to that date. Avery's stockholders' equity on December 31, 1996, was $1,295,437. Accordingly, the series d preferred stock must be redeemed in the year following the December 31 on which Avery's stockholders' equity is $8,295,437 or more. At December 31, 1999, Avery's stockholders' equity was $5,326,430.

   Avery may not issue any additional shares of its preferred stock that rank senior or equal to the series d senior preferred stock without the prior approval of the holders of at least two-thirds of the shares of the series d senior preferred stock then outstanding. In addition, the shares of series d senior preferred stock are entitled to one vote per share on all matters submitted to the holders of common stock and vote with the holders of common stock as a single class, except as otherwise required by law.

Junior Preferred Stock

   The board of directors has designated five other series of preferred stock that remain outstanding: series a junior convertible redeemable preferred stock, series b junior convertible redeemable preferred stock, series c junior convertible redeemable preferred stock, series e junior convertible redeemable preferred stock and series g junior participating convertible voting preferred stock. For convenience, the series a, series b, series c, series e and series f will sometimes be referred to collectively as junior preferred stock.

   The board of directors has designated 800,000 shares of preferred stock to be series a, 1,050,000 shares of series b, 340,000 shares of series c, 350,000 shares of the series e and 8,000,000 of the series g.

   The holders of the junior preferred stock other than the series g are entitled to preferential dividends to the common stock but subordinate to the series d senior preferred stock and any other senior preferred stock that may be designated in the future. Holders of the series a are entitled to quarterly dividends payable at the rate of $0.025 per share. Holders of the series b, series c and series e are entitled to quarterly dividends payable at the rate of $.03 per share.

   Upon liquidation, dissolution or winding-up of Avery, holders of the junior preferred stock other than the series g are entitled to receive a liquidation distribution of $1.00 per share, plus any unpaid accumulated dividends to date in preference to the holders of the common stock, but subject to liquidation preference of the series d senior preferred stock and any other senior preferred stock which may be designated in the future. Holders of series g are entitled to receive a liquidation distribution of $.01 per share.

   At the option of the holders of the junior preferred stock, the series a and the series c may be converted into common stock at a rate equal to .4 share of common stock per share and the series b, series e and series g may be converted into common stock at a rate equal to one share of common stock per share. Upon the vote or written consent of the holders of at least two-thirds of the outstanding shares of the respective series, or upon the closing of a firm commitment underwritten public offering registered under the Securities Act at a price of $5.00 or more per share and aggregate proceeds from such offering exceeding $7 million, the series of junior preferred stock other than the series g will be automatically converted into common stock at the ratios set forth above.

   If the audited balance sheet of Avery at the end of any fiscal year ending on or after December 31, 1997 indicates that the stockholders' equity of Avery is $7 million or more greater than the stockholders' equity as indicated on Avery's audited balance sheet on December 31, 1996, the junior preferred stock other than the series f is to be redeemed at its liquidation value plus any unpaid accumulated dividends to that date. Avery's stockholders' equity on December 31, 1996, was $1,295,437. Accordingly, the junior preferred stock other than the series g must be redeemed in the year following the December 31 on which Avery's stockholders' equity is $8,295,437 or more. At December 31, 1999, Avery's stockholders' equity was $5,326,430.

   The shares of the junior preferred stock other than the series e and series g do not have any voting rights, except as otherwise required by law. The holders of our series e and series g vote as a single class with the holders of our common stock and our series d senior preferred stock. The series e votes on an "as if converted basis, " which is presently one vote for each share outstanding. The series g has one vote per share.

Future Issuances of Preferred Stock

   Avery has no present intention to issue any additional shares of preferred stock.

                               LEGAL PROCEEDINGS


   From time to time Avery is party to what it believes is routine litigation and proceedings that may be considered as part of the ordinary course of its business. Currently, Avery is not aware of any current or pending litigation or proceedings that would have a material adverse effect on Avery's business, results of operations or financial condition.

                            CHANGES IN ACCOUNTS

   On June 11, 1999, PricewaterhouseCoopers LLP was dismissed as Avery's auditors, and King Griffith & Adamson P.C. was engaged on June 11, 1999, to audit the financial statements of Avery for fiscal year ended December 31, 1998. Avery's board of directors unanimously resolved to reappoint King Griffin & Adamson P.C. as Avery's independent accountants for the fiscal year ended December 31, 1998. King Griffin & Adamson P.C. had served as Avery's independent accountants since 1995 and was dismissed on February 10, 1999. PricewaterhouseCoopers LLP was engaged on February 10, 1999.

   PricewaterhouseCoopers LLP has not issued any reports on Avery's financial statements.

   Through the date of their dismissal, June 11, 1999, there were no disagreements with PricewaterhouseCoopers LLP, whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

   Avery has requested that PricewaterhouseCoopers LLP furnish a letter addressed to the SEC stating whether or not it agrees with the above statements in the immediately preceding two paragraphs. A copy of such letter is attached as Exhibit 16.1 to this Form SB-2.

                      WHERE YOU CAN FIND MORE INFORMATION

   We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. In addition, our complete registration statement with all exhibits is filed with the SEC.

   You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding us and other issuers that file electronically with the SEC. The address of the SEC's Internet site is http://www.sec.gov.

   Please note that our registration statement, of which this prospectus is only a part, contains additional information about us. In addition, our registration statement includes numerous exhibits containing information about us. Copies of our complete registration statement may be obtained from the SEC by following the procedures described above.

                                    EXPERTS

   The audited financial statements of Avery included in this prospectus, to the extent and for the periods indicated in their report, have been prepared by King Griffin & Adamson P.C., independent accountants, for the years ended December 31, 1999 and 1998, and are included in this prospectus in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                  AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Certified Public Accountants......................... F-1

Financial Statements:

  Consolidated Balance Sheets.............................................. F-2

  Consolidated Statements of Operations.................................... F-4

  Consolidated Statement of Stockholders' Equity (Deficit)................. F-5

  Consolidated Statements of Cash Flows.................................... F-6

  Notes to Consolidated Financial Statements............................... F-7

            REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of

Avery Communications, Inc.

   We have audited the accompanying consolidated balance sheets of Avery Communications, Inc., and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Primal Solutions, Inc., a consolidated subsidiary, which statements reflect total assets of $9,674,468 as of December 31, 1999, and total revenue of $4,547,703 for the three months ended December 31, 1999. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Primal Solutions, Inc. is based solely on the report of the other auditors.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, based on our report and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Avery Communications, Inc. and subsidiaries as of December 31, 1999 and 1998 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ King Griffin & Adamson p.c.

Dallas, Texas

March 15, 2000, except as to Note 3 which is as of July 30, 2000

                AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

                        CONSOLIDATED BALANCE SHEETS

                                               December 31,
                                          ------------------------   June 30,
                                             1998         1999         2000
                                          -----------  -----------  -----------
                                                                    (unaudited)
                 ASSETS
Current assets:
  Cash and cash equivalents.............  $ 1,086,473  $ 5,744,069  $14,839,386
  Trade accounts and notes receivable,
   net of allowance for doubtful
   accounts of $0, $188,901 and
   $224,901, (unaudited), respectively..    1,090,672      813,589      713,507
  Advance payment receivables...........   11,893,146    6,810,249    2,079,037
  Other receivables.....................      486,596      681,526      176,699
  Deferred tax asset....................          --       374,086      374,086
  Other.................................       11,981       27,527      155,618
  Net current assets of discontinued
   operations...........................          --       285,029          --
                                          -----------  -----------  -----------
     Total current assets...............   14,568,868   14,736,075   18,338,333
                                          -----------  -----------  -----------
Property and equipment:
  Computer equipment and software.......      899,072    1,063,674    1,121,941
  Furniture and fixtures................      325,358      334,944      335,271
  Accumulated depreciation and
   amortization.........................     (249,217)    (506,535)    (636,091)
                                          -----------  -----------  -----------
     Total property and equipment, net..      975,213      892,083      821,121
                                          -----------  -----------  -----------
Other assets:
  Goodwill, net of accumulated
   amortization of $464,178, $732,869
   and $867,297 (unaudited),
   respectively.........................    2,993,539    3,022,748    2,888,320
  Net long-term assets of discontinued
   operations...........................          --     4,443,827    4,543,757
  Deposits..............................    1,570,278      185,514    1,495,258
  Purchased contracts, net of
   accumulated amortization of $251,671,
   $276,208 and $301,770 (unaudited),
   respectively.........................       35,092       70,555       52,493
  Other (includes $500,000, $400,000 and
   $400,000 (unaudited), respectively,
   due from related parties)............      594,850      417,649      400,000
                                          -----------  -----------  -----------
     Total other assets.................    5,193,759    8,140,293    9,379,828
                                          -----------  -----------  -----------
     Total assets.......................  $20,737,840  $23,768,451  $28,539,282
                                          ===========  ===========  ===========

                                               December 31,
                                          ------------------------   June 30,
                                             1998         1999         2000
                                          -----------  -----------  -----------
                                                                    (unaudited)
  LIABILITIES AND STOCKHOLDERS' EQUITY
                (DEFICIT)
Current liabilities:
  Line of credit........................  $ 5,766,832  $       --   $       --
  Current notes payable.................        6,667        6,667        6,667
  Trade accounts payable................    3,891,070    4,369,562    4,243,126
  Accrued liabilities...................    2,382,735    2,576,752    3,991,091
  Income taxes payable..................          --       255,673          --
  Deposits and other payables related to
   customers............................    9,535,698   10,908,169   13,921,429
  Net current liabilities of
   discontinued operations..............          --           --     1,148,830
                                          -----------  -----------  -----------
     Total current liabilities..........   21,583,002   18,116,823   23,311,143
                                          -----------  -----------  -----------
Long-term notes payable:
  Long-term notes payable--due to
   related parties......................      316,915      325,195      329,335
                                          -----------  -----------  -----------
Commitments and contingencies (Note 4)

Stockholders' equity (deficit):
  Preferred stock (20,000,000 shares
   authorized):
   Series A; $0.01 par value, 800,000
    shares authorized, 400,000 shares
    issued and outstanding at December
    31, 1998 and 1999 and June 30, 2000
    (unaudited) (liquidation preference
    of $400,000)........................        4,000        4,000        4,000
   Series B; $0.01 par value, 1,050,000
    shares authorized, 390,000 shares
    issued and outstanding at December
    31, 1998 and 1999 and June 30, 2000
    (unaudited) (liquidation preference
    of $390,000)........................        3,900        3,900        3,900
   Series C; $0.01 par value, 340,000
    shares authorized, 70,000 shares
    issued and outstanding at December
    31, 1998 and 1999 and 40,000 at June
    30, 2000 (unaudited) (liquidation
    preference of $70,000 at December
    31, 1998 and 1999, and $40,000 at
    June 30, 2000 (unaudited))..........          700          700          400
   Series D; $0.01 par value, 1,500,000
    authorized, issued and outstanding
    at December 31, 1998 and 1999 and
    June 30, 2000 (unaudited)
    (liquidation preference of
    $1,500,000).........................       15,000       15,000       15,000
   Series E; $0.01 par value, 350,000
    authorized, issued and outstanding
    at December 31, 1998 and 1999 and
    June 30, 2000 (unaudited)
    (liquidation preference of
    $350,000)...........................        3,500        3,500        3,500
   Series F; $0.01 par value, 8,000,000
    shares authorized, 3,890,373 shares
    issued and outstanding at December
    31, 1999 and June 30, 2000
    (unaudited) (liquidation preference
    of $38,904).........................          --        38,904       38,904
  Common stock, $0.01 par value,
   20,000,000 shares authorized,
   9,803,949 shares issued at December
   31, 1998 and 1999 and 9,969,102
   shares issued at June 30, 2000
   (unaudited)..........................       98,039       98,039       99,691
  Additional paid-in capital............    8,417,991   12,306,164   12,262,226
  Accumulated deficit...................   (7,838,840)  (5,161,775)  (5,492,016)
  Treasury stock, 1,130,250 and
   1,176,916 shares at December 31, 1998
   and 1999, respectively, and 1,215,216
   shares at June 30, 2000 (unaudited),
   at cost..............................   (1,866,367)  (1,981,999)  (2,036,801)
                                          -----------  -----------  -----------
     Total stockholders' equity
      (deficit).........................   (1,162,077)   5,326,433    4,898,804
                                          -----------  -----------  -----------
     Total liabilities and stockholders'
      equity (deficit)..................  $20,737,840  $23,768,451  $28,539,282
                                          ===========  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF OPERATIONS

                                                       Six Months Ended June
                           Year ended December 31,              30,
                          --------------------------  -------------------------
                              1998          1999         1999          2000
                          ------------  ------------  -----------  ------------
                                                      (unaudited)   (unaudited)
Revenues................  $ 19,633,576  $ 23,702,748  $ 9,728,253  $ 17,777,419
Cost of revenues........   (13,043,784)  (17,385,337)  (7,112,797)  (12,851,939)
                          ------------  ------------  -----------  ------------
  Gross profit..........     6,589,792     6,317,411    2,615,456     4,925,480
Selling, general and
 administrative
 expenses...............    (3,837,196)   (5,330,242)  (2,667,420)   (2,925,784)
Credit (charge) in
 connection with
 terminated customers...    (4,271,394)      226,219          --            --
Advance funding program
 income.................     1,417,528       609,950      301,593       190,124
Advance funding program
 costs..................      (726,354)     (268,656)    (145,126)      (94,482)
                          ------------  ------------  -----------  ------------
    Total...............    (7,417,416)   (4,762,729)  (2,510,953)   (2,830,142)
                          ------------  ------------  -----------  ------------
    Operating income
     (loss).............      (827,624)    1,554,682      104,503     2,095,338
                          ------------  ------------  -----------  ------------
Other income (expense):
  Interest expense......      (388,240)     (292,258)    (175,682)      (35,776)
  Financing fees and
   debt issuance costs..      (118,590)     (321,736)    (321,736)          --
  Other, net............        10,976       129,045       61,395       171,662
                          ------------  ------------  -----------  ------------
    Total other income
     (expense)..........      (495,854)     (484,949)    (436,023)      135,886
                          ------------  ------------  -----------  ------------
Income (loss) from
 continuing operations
 before income taxes....    (1,323,478)    1,069,733     (331,520)    2,231,224
Income tax benefit
 (expense)..............           --        648,573          --       (762,571)
                          ------------  ------------  -----------  ------------
Income (loss) from
 continuing operations..    (1,323,478)    1,718,306     (331,520)    1,468,653
Income (loss) from
 discontinued
 operations, net of
 income tax benefit
 (expense) of $(667,809)
 and $750,367,
 respectively...........           --        958,759          --     (1,798,894)
                          ------------  ------------  -----------  ------------
    Net income (loss)...  $ (1,323,478) $  2,677,065  $  (331,520) $   (330,241)
                          ============  ============  ===========  ============
Per share data:
Basic net income (loss)
 per share:
Continuing operations...  $      (0.19) $       0.17  $     (0.05) $       0.15
Discontinued
 operations.............           --           0.11          --          (0.21)
                          ------------  ------------  -----------  ------------
Net income (loss).......  $      (0.19) $       0.28  $     (0.05) $      (0.06)
                          ============  ============  ===========  ============
Diluted net income
 (loss) per share:
Continuing operations...  $      (0.19) $       0.14  $     (0.05) $       0.10
Discontinued
 operations.............           --           0.09          --          (0.12)
                          ------------  ------------  -----------  ------------
Net income (loss).......  $      (0.19) $       0.23  $     (0.05) $      (0.02)
                          ============  ============  ===========  ============
Weighted average number
 of common shares:
  Basic common shares...     8,541,575     8,643,526    8,659,555     8,719,013
                          ============  ============  ===========  ============
  Diluted common
   shares...............     8,541,575    10,617,821    8,659,555    15,612,519
                          ============  ============  ===========  ============

  The accompanying notes are an integral part of these consolidated financial statements.

               AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

         CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                      Preferred Stock      Common Stock    Additional       Treasury Stock
                     ------------------  -----------------   Paid-in    ----------------------  Accumulated
                      Shares    Amount    Shares   Amount    Capital     Shares      Amount       Deficit        Total
                     ---------  -------  --------- ------- -----------  --------- ------------  ------------  ------------
Balance at December
 31, 1997..........  4,566,667  $45,667  8,640,893 $86,409 $ 9,882,156    550,000 $   (496,537) $(6,515, 362) $  3,002,333
Issuance of shares
 for cash in
 connection with
 exercise of
 warrants..........        --       --     198,705   1,986     224,820        --           --            --        226,806
Issuance of shares
 in connection with
 exercise of
 cashless
 warrants..........        --       --     196,502   1,965      (1,965)       --           --            --            --
Accounts payable
 paid through
 issuance of common
 shares............        --       --      43,184     432      58,946        --           --            --         59,378
Issuance of HBS
 escrow shares--
 employment
 agreements........        --       --     499,998   5,000      (5,000)       --           --            --            --
Redemption of HBS
 Exchange Series...   (640,000)  (6,400)       --      --     (633,600)       --           --            --       (640,000)
Partial redemption
 of HBS Series.....   (400,000)  (4,000)       --      --     (396,000)       --           --            --       (400,000)
Partial conversion
 of HBS Series.....   (200,000)  (2,000)   100,000   1,000       1,000        --           --            --            --
Partial redemption
 of Series A
 Preferred Stock...   (300,000)  (3,000)       --      --     (297,000)       --           --            --       (300,000)
Partial conversion
 of Series B
 Preferred Stock...   (110,000)  (1,100)   110,000   1,100         --         --           --            --            --
Partial redemption
 of Series C
 Preferred stock...   (200,000)  (2,000)       --      --     (118,000)       --           --            --       (120,000)
Partial conversion
 of Series C
 Preferred Stock...     (6,667)     (67)     2,667      27          40        --           --            --            --
Issuance of common
 stock in exchange
 for debt..........        --       --      12,000     120      29,880        --           --            --         30,000
Common shares
 received into
 treasury in
 connection with
 sale of Bordercom
 and related
 company...........        --       --         --      --          --     419,000     (900,000)          --       (900,000)
Purchase of common
 shares for the
 treasury..........        --       --         --      --          --     161,250     (469,830)          --       (469,830)
Issuance of
 compensatory stock
 warrants..........        --       --         --      --      118,590        --           --            --        118,590
Payment of
 preferred stock
 dividend..........        --       --         --      --     (445,876)       --           --            --       (445,876)
Net loss...........        --       --         --      --          --         --           --     (1,323,478)   (1,323,478)
                     ---------  -------  --------- ------- -----------  --------- ------------  ------------  ------------
Balance at December
 31, 1998..........  2,710,000   27,100  9,803,949  98,039   8,417,991  1,130,250   (1,866,367)   (7,838,840)  ( 1,162,077)
Purchase of common
 shares for the
 treasury..........        --       --         --      --          --      46,666     (115,632)          --       (115,632)
Payment of
 preferred stock
 dividend..........        --       --         --      --     (468,300)       --           --            --       (468,300)
Purchase of Primal
 Systems, Inc......  3,890,373   38,904        --      --    3,365,173        --           --            --      3,404,077
Release of HBS
 escrow shares-
 employment
 agreements........        --       --         --      --      991,300        --           --            --        991,300
Net income.........        --       --         --      --          --         --           --      2,677,065     2,677,065
                     ---------  -------  --------- ------- -----------  --------- ------------  ------------  ------------
Balance at December
 31, 1999..........  6,600,373   66,004  9,803,949  98,039  12,306,164  1,176,916   (1,981,999)   (5,161,775)    5,326,433
Payment of
 preferred stock
 dividend
 (unaudited).......        --       --         --      --     (176,700)       --           --            --       (176,700)
Issuance of shares
 for cash in
 connection with
 warrants exercised
 (unaudited).......        --       --     153,153   1,532     132,582        --           --            --        134,114
Partial conversion
 of Series C
 Preferred Stock
 (unaudited).......    (30,000)    (300)    12,000     120         180        --           --            --            --
Treasury stock
 received in
 settlement
 (unaudited).......        --       --         --      --          --      38,300      (54,802)          --        (54,802)
Net loss
 (unaudited).......        --       --         --      --          --         --           --       (330,241)     (330,241)
                     ---------  -------  --------- ------- -----------  --------- ------------  ------------  ------------
Balance at June 30,
 2000 (unaudited)..  6,570,373  $65,704  9,969,102 $99,691 $12,262,226  1,215,216 $(2,036, 801) $ (5,492,016) $  4,898,804
                     =========  =======  ========= ======= ===========  ========= ============  ============  ============

  The accompanying notes are an integral part of this consolidated financial statement.

                AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

                   CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 Six Months Ended
                              Years Ended December 31,               June 30,
                                  --------------------------  ------------------------
                                      1998          1999         1999         2000
                                  ------------  ------------  -----------  -----------
                                                              (unaudited)  (unaudited)
Cash flows from operating
 activities:
Net income (loss)...............  $ (1,323,478) $  2,677,065  $  (331,520) $  (330,241)
(Income) loss from discontinued
 operations.....................           --       (958,759)         --     1,798,894
Adjustments to reconcile net
 income (loss) to net cash
 provided by operating activities
 from continuing operations:
 Bad debt expense...............           --        188,901      147,506       36,000
 (Credit) charge in connection
  with terminated customers.....     4,271,394      (226,219)         --           --
 Amortization of loan
  discounts.....................        30,166         8,280        4,140        4,140
 Write-off unamortized loan
  discounts.....................        83,930           --           --           --
 Write-off debt issuance
  costs.........................        90,203           --           --           --
 Depreciation and
  amortization..................       518,419       550,546      255,417      289,546
 Compensation in connection
  with issuance of warrants.....       118,590           --           --           --
 Compensation in connection
  with issuance of stock........           --        693,400          --           --
 Treasury stock received in
  settlement....................           --            --           --       (54,802)
Change in operating assets and
 liabilities:
 Trade accounts and notes
  receivable....................      (300,611)       88,182     (750,230)      64,082
 Advance payments receivable....     1,652,200     5,082,897    5,909,265    4,731,212
 Deferred tax assets............           --       (374,086)         --           --
 Other current assets...........      (232,397)     (210,476)      49,999      376,736
 Deposits.......................    (1,022,309)    1,384,764      730,059   (1,309,744)
 Trade accounts payable and
  accrued liabilities...........        65,129       670,427      680,495    1,287,904
 Income taxes payable...........           --        255,673          --      (255,673)
 Deposits and other payables
  related to customers..........    (1,346,620)    1,598,688      883,971    3,013,261
 Other assets...................        68,866       177,202      138,952       10,147
                                  ------------  ------------  -----------  -----------
   Net cash provided by
    continuing operations.......     2,673,482    11,606,485    7,718,054    9,661,462
   Net cash provided by (used
    in) discontinued
    operations..................     1,651,302      (366,020)         --      (464,965)
                                  ------------  ------------  -----------  -----------
   Net cash provided by
    operations..................     4,324,784    11,240,465    7,718,054    9,196,497
                                  ------------  ------------  -----------  -----------
Cash flows from investing
 activities:
 Purchase of contracts..........       (48,100)      (60,000)         --           --
 Purchase of property and
  equipment.....................      (683,054)     (174,188)    (115,348)     (58,594)
 Capitalized cost in connection
  with Primal Acquisition.......           --            --      (322,762)         --
 Issuance of notes receivable...      (500,000)          --           --           --
                                  ------------  ------------  -----------  -----------
   Net cash used in investing
    activities..................    (1,231,154)     (234,188)    (438,110)     (58,594)
                                  ------------  ------------  -----------  -----------
Cash flows from financing
 activities:
 Proceeds from notes payable....       752,973       160,000      160,000          --
 Principal payments on notes
  payable--line of credit,
  net...........................    (1,599,250)   (5,924,749)  (5,731,468)         --
 Payment of preferred stock
  dividends.....................      (445,876)     (468,300)    (252,900)    (176,700)
 Redemption of preferred stock
  for cash......................    (1,460,000)          --           --           --
 Issuance of shares of common
  and preferred stock for
  cash..........................       226,806           --           --       134,114
 Cash paid for treasury stock...      (469,830)     (115,632)     (35,634)         --
                                  ------------  ------------  -----------  -----------
   Net cash used in financing
    activities..................    (2,995,177)   (6,348,681)  (5,860,002)     (42,586)
                                  ------------  ------------  -----------  -----------
Increase in cash................        98,453     4,657,596    1,419,942    9,095,317
Cash at beginning of period.....       988,020     1,086,473    1,086,473    5,744,069
                                  ------------  ------------  -----------  -----------
Cash at end of period...........  $  1,086,473  $  5,744,069  $ 2,506,415  $14,839,386
                                  ============  ============  ===========  ===========
Supplemental disclosures:
 Interest.......................  $    998,291  $    372,360  $   244,544  $    41,155
                                  ============  ============  ===========  ===========
 Income tax.....................  $        --   $        --   $       --   $   453,000
                                  ============  ============  ===========  ===========
Schedule of non-cash financing
 and investing transactions:
 Treasury stock received in
  settlement....................  $        --   $        --   $       --   $    54,802
                                  ============  ============  ===========  ===========
 Preferred stock issued in
  acquisition of Primal.........  $        --   $  3,404,077  $       --   $       --
                                  ============  ============  ===========  ===========
 Net Liabilities assumed in
  acquisition of Primal.........  $        --   $    971,300  $       --   $       --
                                  ============  ============  ===========  ===========
 Release of HBS escrow shares-
  employment and earn-out-
  agreements....................  $        --   $    991,300  $       --   $       --
                                  ============  ============  ===========  ===========
 Financing fees in connection
  with issuance of warrants.....  $    118,590  $        --   $       --   $       --
                                  ============  ============  ===========  ===========
 Payment of accounts payable
  through issuance of common
  stock.........................  $     59,378  $        --   $       --   $       --
                                  ============  ============  ===========  ===========
 Payment of debt through
  issuance of common stock......  $     30,000  $        --   $       --   $       --
                                  ============  ============  ===========  ===========
 Receipt of treasury stock in
  connection with sale of
  Bordercomm....................  $    900,000  $        --   $       --   $       --
                                  ============  ============  ===========  ===========
 Loss on disposal of
  discontinued operations.......  $     51,301  $        --   $       --   $       --
                                  ============  ============  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. General and Summary of Significant Accounting Principles

 Business Activity

   Avery Communications, Inc. ("Avery"), a Delaware corporation, is the parent company of three wholly-owned subsidiaries, Avery Communications, Inc. a Texas corporation, Hold Billing Services, Ltd. ("HBS"), Primal Solutions, Inc. ("PSI") and Wireless Billing Solutions (100% owned by PSI), doing business as Primal Billing Solutions ("Primal Billing Solutions"). Avery Communications, Inc. and its subsidiaries are collectively referred to as the "Company."

   Avery acquired PSI effective after the close of business on September 30, 1999 in a purchase transaction, and its operations are included in the accompanying financial statements from October 1, 1999. Effective July 30, 2000, the board of directors approved the spin-off of PSI. Accordingly, the operations of this entity have been reflected as discontinued operations in the accompanying financial statements. Through this entity and its subsidiary, Primal Billing Solutions, the Company provides computer software programming, customization, program maintenance and product marketing for a variety of software languages and platforms. PSI also designs, develops and supports an integrated suit of client/server and browser-based software solutions focusing on customer acquisition and retention in the telecommunications industry primarily utilizing decision support software and internet technologies.

   HBS provides billing and collection clearinghouse services to its telecommunications customers. Billing and collection services are performed by Local Exchange Carriers ("LEC's") which HBS administers pursuant to long-term contracts. HBS currently operates under contracts with all of the regional bell operating companies and various other independents. The contracts give HBS the capability of billing in 49 states and the District of Columbia.

   Effective January 1, 1998, Avery disposed of two of its previously owned subsidiaries, Alternate Telephone and Communications, Inc. ("ATC") and BorderComm, Inc. ("Bordercomm").

 Interim Periods

   The information set forth in these financial statements as of June 30, 2000 and for the six months ended June 30, 1999 and June 30, 2000 is unaudited and reflects all adjustments, consisting only of normal recurring adjustments, that, in the opinion of management, are necessary to present fairly the financial position and results of operations of the Company for the respective periods. Results of operations for the interim periods are not necessarily indicative of the results of operations for the full fiscal year.

 Consolidation

   The accompanying consolidated financial statements include the accounts of Avery and all of its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

 Statement of Cash Flows

   For purposes of the statements of cash flows, cash equivalents include time deposits, certificates of deposits, and all highly liquid debt instruments with original maturities of three months or less when purchased.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation and amortization are provided on the straight-line method over the assets estimated useful life of five to seven years.

                AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

   Depreciation from continuing operations for the years ended December 31, 1999 and 1998 was $257,318 and $154,125, respectively. Maintenance and repairs are charged to operations when incurred. Betterments and renewals are capitalized.

 Long-Lived Assets

   The Company accounts for the impairment and disposition of long-lived assets in accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of. In accordance with SFAS No. 121, long-lived assets are reviewed when events or changes in circumstances indicate that their carrying value may not be recoverable. There was no impairment of the value of such assets for the years ended December 31, 1999 or 1998.

 Goodwill

   Goodwill results from the difference between the purchase price paid and liabilities assumed by Avery over the estimated fair market value of assets of HBS and subsequent increases to goodwill resulting from earn out payments. Initial goodwill is being amortized using the straight-line method over 15 years with additional goodwill from the earn out payments being amortized over the remaining goodwill life. On an on-going basis, management reviews recoverability and the valuation and amortization of goodwill. As a part of this review, the Company considers the undiscounted projected future net cash flows in evaluating the goodwill. If the undiscounted future net cash flows is less than the stated value, goodwill would be written down to fair value.

 Purchased Contracts

   The direct costs of acquiring billing and collection contracts with LEC's are capitalized and amortized straight-line over the contract life, generally three to five years.

 Revenue Recognition

   Continuing Operations:

 Revenue and Cost Recognition on Contracts, Billing Services, and Advance Funding Programs

   Billing Services--The Company recognizes billing services revenue when its customers' records are accepted by the LEC for billing and collection. Bills are generated by the LEC's and the collected funds are remitted to the Company, which in turn remits these funds, net of fees and reserves, to its billing customers. These reserves represent cash withheld from customers to satisfy future obligations on behalf of the customer. The obligations consist of local exchange carrier billing fees, bad debts, and sales and excise taxes. The Company records trade accounts receivable and service revenue for fees charged for its billing services. When the customers' receivables are collected by the Company from the LEC's, the Company's trade receivables are reduced by the amount corresponding to the Company's processing fees. The remaining funds are recorded as amounts due to customers and included in Deposits and other payables related to customers in the accompanying balance sheets. The Company also retains a reserve from its customers' settlement proceeds, calculated to cover accounts that the LEC's are unable to collect, including LEC billing fees and sales taxes, and are included in Deposits and other payables related to customers in the accompanying balance sheets.

   Advance Funding Programs--The Company offers participation in advance funding to qualifying customers through its advance payment program. Under the terms of the agreements, the Company purchases the customer's accounts receivable for an amount equal to the face amount of the billing records submitted to

                AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES the LEC by the Company, less various items including costs and expenses on previous billing records, financing fees, LEC charges, rejects and other similar items. The Company advances 50% to 85% of the purchased amount. The purchased accounts receivable are recorded at the gross amount (as Advance payment receivables). The amount due to the customer (included in Deposits and other payables related to customers in the accompanying balance sheets) is recorded as the purchased accounts receivable less amounts advanced, adjusted for various other reserve items. Financing charges are assessed until the Company recoups its initial payment.

   Discontinued Operations:

 Software Licenses, Services and Post-Contract Customer Support

   Revenues from sales of software licenses, which generally do not contain multiple elements, are recognized upon shipment of the related product if the requirements of AICPA Statement of Position 97-2, as amended, are met. If the requirements of AICPA Statement of Position 97-2, including evidence of an arrangement, client acceptance, a fixed or determinable fee, collectibility or vendor-specific objective evidence about the value of an element are not met at the date of shipment, revenue recognition is deferred until such items are known or resolved. Revenues from service and post-contract customer support is deferred and recognized ratably over the term of the contract.

 Software Programming and Customization Services

   Revenues are recognized as services are performed under the agreements.

 Debt Issuance Costs

   Financial advisory, accounting, legal and other expenses associated with the debt are amortized by the straight-line method over the term of the loans. Additional financing costs are recorded for warrants issued as payment for financing services and in connection with the loans and/or extending these loans, and is amortized by the straight-line method over the term or extension period of the loans. Additional financing fees resulting from the decrease in the exercise price of certain warrants are expensed in the period in which the decrease in exercise price is granted.

 Stock Based Compensation

   The Company measures compensation cost for its stock based compensation plans under the provisions of Accounting Principles Board Opinion No. 25 ("APB 25"), Accounting for Stock Issued to Employees. The difference, if any, between the fair value of the stock on the date of grant over the amount received for the stock is expensed over the related vesting period. Statement of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation, ("SFAS 123") requires companies electing to continue to use APB 25 to account for its stock-based compensation plan to make pro forma disclosures of net income
(loss) and earnings (loss) per share as if SFAS 123 had been applied (See Note
11).

 Net Income (Loss) Per Common Share

   Net income (loss) per common share is computed by dividing the net income
(loss), increased (decreased) by preferred stock dividends of $287,200 and $338,582 for the years ended December 31, 1999 and 1998, respectively, by the weighted average number of shares of common stock outstanding during the respective periods. The effect of the preferred stock dividend on the net income (loss) per common share was $0.03 and $0.04 per weighted average common share outstanding for the years ended December 31, 1999 and 1998,

                AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES respectively. Diluted earnings per share includes the effect of all dilutive options and warrants and instruments convertible into common stock. During the year ended December 31, 1999, the effect of outstanding warrants and options and convertible securities on the computation of net income (loss) per share was dilutive and, therefore, is included in the computation of weighted average shares. During the year ended December 31, 1998, the effect of outstanding warrants and options and convertible securities on the computation of net income (loss) per share was antidilutive and, therefore, is not included in the computation of weighted average shares.

 Use of Estimates and Assumptions

   Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could vary from the estimates that were used.

 Reclassifications

   Certain prior year amounts have been reclassified to conform with the 1999 presentation.

 Fair Value of Financial Instruments

   The recorded amounts of financial assets and liabilities at December 31, 1999 and 1998 approximate fair value based on the Company's incremental borrowing rate or due to the relatively short period of time between origination of the instruments and their expected realization.

 Adoption of New Accounting Standards

   Effective January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. This standard requires the presentation of comprehensive income and its components for each year in which a statement of operations is presented. The Company had no transactions during the years ended December 31, 1999 and 1998 that would be included as comprehensive income.

   Effective January 1, 1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This statement establishes the standard for the way business enterprises report information about operating segments in annual and interim financial statements. The statement also establishes standards for related disclosures about products and services, geographic areas, and major customers. After excluding the discontinued operations segment, the Company currently has only one operating segment.

   The FASB has issued SFAS No. 132, Employers' Disclosures about Pensions and Other Post-retirement Benefits, an amendment of FASB Statements No. 87, 88, and
106. This Statement revises employers' disclosures about pension and other post-retirement benefit plans and standardizes the disclosure requirements for pensions and other postretirement benefits. The Company adopted the statement effective January 1, 1998. The Company typically does not offer the types of benefit programs that fall under the guidelines of SFAS No. 132.

   In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No.133", which establishes accounting and reporting standards for derivative instruments. SFAS No.137 is effective for all fiscal quarters for all fiscal years beginning after June 15, 2000. The adoption of SFAS 137 is not expected to have a significant impact on the Company's results of operations.

                AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

2. Acquisitions and Dispositions

 The Alternate Telephone and BorderComm Disposition

   Effective January 1, 1998, the Company disposed of ATC and Bordercomm and its subsidiaries in exchange for 419,000 shares of the Company's common stock, valued at $900,000, cash of $1,600,000 and a receivable for $185,000 from a third party. Assets and liabilities disposed of are as follows:

   Current assets.................................................. $ 2,302,665
   Equipment in service and furniture and equipment................     226,363
   Microwave concessions and other assets..........................   1,819,394
   Inter-company receivable........................................   1,321,627
   Current liabilities.............................................  (2,955,895)
   Long-term liabilities...........................................    (162,853)
                                                                    -----------
                                                                    $ 2,551,301
                                                                    ===========

 The Corsair Transaction

   In February 1999, Corsair Communications, Inc. ("Corsair") and its wholly owned subsidiary, Subscriber Computing, Inc., sold substantially all of the assets relating to Subscriber's Communication Resource Manager billing system and Intelligent Message Router to Primal Billing Solutions, a wholly owned subsidiary of Primal Systems, Inc. Primal Systems, Inc. changed its name to Primal Solutions, Inc. concurrent with its acquisition by Avery after the close of business on September 30, 1999. As consideration for Primal Billing Solutions entering into the Corsair transaction, Corsair paid $1,000,000 cash to Primal Billing Solutions. Corsair also agreed to loan Primal Billing Solutions the difference between the assets and liabilities acquired by Primal Billing Solutions, plus $200,000 cash. The terms of the note are 10% annual interest, five year amortization, and payment in full required in May 2001. Avery guaranteed the obligations of Primal Billing Solutions. The Corsair transaction was entered into in contemplation of Avery's acquisition of Primal Systems, Inc. discussed below. Primal Billing Solutions recorded the acquisition under the purchase method of accounting, acquiring assets at fair value of $4,581,889 and assuming liabilities of $2,343,647 in addition to the note payable to Corsair. There was no goodwill recorded in connection with this transaction.

 The Primal Acquisition

   In March 1999, Avery entered into a merger agreement with Primal Systems, Inc. and certain shareholders of Primal Systems, Inc. Pursuant to this agreement, Primal Systems, Inc. was purchased effective after the close of business on September 30, 1999. At the time of the merger, Avery issued 3,890,373 shares of Avery's convertible preferred stock in exchange for all of the issued and outstanding shares of Primal Systems, Inc. Of this amount, 1,945,188 shares will be held in escrow, to be issued to Primal Systems, Inc.'s shareholders based upon the operating performance of Primal Systems, Inc. from August 1, 1999 through July 31, 2000. Upon the meeting of certain operating performance thresholds by Primal Systems, Inc. during this period, the Primal Systems, Inc. shareholders may receive up to a maximum of 4,000,000 additional shares of Avery convertible preferred stock as additional consideration for the merger. In addition, upon Primal Systems, Inc.'s satisfaction of certain operating performance levels during this period, certain shareholders of Primal Systems, Inc. will have the right in September through October, 2000 to require Avery to repurchase up to 1,550,000 shares of Avery common stock issued upon the conversion of Avery preferred stock received in the merger for the purchase price of $2.50 per share.

   The transaction was accounted for using the purchase method of accounting with revenues and expenses of Primal Systems, Inc. being included in the Company's operations from the acquisition date. The stock issued

                AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES in the merger was valued at $3,404,076 using the closing price of Avery's common stock on the acquisition date plus other acquisition costs of $356,845. The Company acquired assets at fair value of $4,421,356 and assumed liabilities of $5,393,230. The Company recorded goodwill of $4,732,795 in connection with this transaction which includes the expenses incurred to consummate the transaction.

   Mark J. Nielsen, the Company's President and Chief Executive Officer, was the Chairman of the Board and a significant shareholder of Primal Systems, Inc. at the time of its acquisition by the Company.

3. Discontinued Operations

   On August 1, 2000, the Board of Directors of Avery approved the spin-off of PSI. The decision revised its plan announced February 29, 2000 to spin-off HBS, its local exchange carrier billing clearing house business. The decision to spin-off PSI instead of HBS is motivated primarily by the expectation that Avery shareholders will pay less in taxes under a spin-off of PSI than would have been the case with a spin-off of HBS. Prior filed annual financial statements reflect HBS as discontinued operations.

   Under the terms of the spin-off agreement with PSI, each common shareholder of the Company on the record date of the spin-off will receive one share of Primal common stock for each share of the Company's common stock held on that date. In addition, owners of shares of Avery's series A, B, C, D or E convertible preferred stock will receive Primal common stock, in the amount of the preferred stock's common stock equivalent for each share of Avery preferred stock held on the record date of the spin-off. The spin-off will be recorded at book value for accounting purposes since PSI is an ongoing business.

   The board of directors approved the spin-off primarily due to the fact that it appears that investors will be better able to understand and value the PSI and HBS businesses in separate entities rather than being combined into one entity. The exercise and conversion price of outstanding stock warrants, options and convertible securities will be adjusted to reflect the spin-off. The valuation of the PSI stock to be distributed will be determined through an appraisal of the PSI business. The spin-off will be a taxable transaction for federal income tax purposes. As part of the transaction, the original PSI owners have agreed to receive 15% and 32% of Avery and PSI, respectively, on a fully diluted basis. In addition, the former PSI shareholders have agreed to waive their right for Avery to repurchase 1,550,000 shares of their Avery stock and Avery has agreed to provide $4.0 million in working capital to PSI.

   The financial information contained in this document presents PSI as a discontinued operation due to the spin-off. Accordingly, the amounts in the statements of operations through the provision for income taxes are HBS's plus expenses of Avery.

                AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

   At December 31, 1999 and June 30, 2000 (unaudited) the net current assets (liabilities) and net long-term assets of PSI were as follows:

                                                    December 31,   June 30,
                                                        1999         2000
                                                    ------------  -----------
                                                                  (unaudited)
Current assets
  Cash............................................. $ 1,710,996   $   156,481
  Trade accounts receivable........................     993,406     1,808,870
  Other current assets.............................     366,088       473,493
                                                    -----------   -----------
    Total current assets...........................   3,070,490     2,438,844
                                                    -----------   -----------
Current liabilities
  Current portion of capital lease obligations.....      89,577       204,364
  Current portion of notes payable.................     473,252       299,540
  Trade accounts payable...........................     346,932       266,679
  Accrued liabilities..............................     852,095       930,793
  Deferred revenue.................................   1,023,605     1,886,298
                                                    -----------   -----------
    Total current liabilities......................   2,785,461     3,587,674
                                                    -----------   -----------
Net current assets (liabilities) of discontinued
 operations........................................ $   285,029   $(1,148,830)
                                                    ===========   ===========
Property and equipment
  Computer equipment and software.................. $ 1,524,626   $ 2,286,237
  Furniture and fixtures...........................     107,650       110,814
  Accumulated depreciation and amortization........     (23,431)     (227,435)
                                                    -----------   -----------
    Total property and equipment...................   1,608,845     2,169,616
                                                    -----------   -----------
Other assets and long-term liabilities
  Goodwill, net....................................   4,563,584     4,224,034
  Capital lease obligations........................     (62,046)     (241,284)
  Notes payable....................................  (1,728,108)   (1,669,984)
  Other............................................      61,552        61,375
                                                    -----------   -----------
    Total..........................................   2,834,982     2,374,141
                                                    -----------   -----------
Net long-term assets of discontinued operations.... $ 4,443,827   $ 4,543,757
                                                    ===========   ===========

                AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

   The operating results of PSI for the year ended December 31, 1999 and six months ended June 30, 2000 (unaudited) are as follows:

                                                      Year Ended   Six-months
                                                       December    ended June
                                                       31, 1999     30, 2000
                                                      -----------  -----------
Operating revenues................................... $ 4,547,703  $ 4,067,796
Cost of revenues.....................................  (1,069,108)  (2,036,257)
                                                      -----------  -----------
  Gross profit.......................................   3,478,595    2,031,539
Selling, general and administrative expenses.........  (1,787,241)  (4,505,863)
                                                      -----------  -----------
  Income (loss) from operations......................   1,691,354   (2,474,324)
Other (expense)......................................     (64,786)     (74,937)
                                                      -----------  -----------
  Income (loss) before income tax provision..........   1,626,568   (2,549,261)
  Income tax benefit (expense).......................    (667,809)     750,367
                                                      -----------  -----------
  Net income (loss).................................. $   958,759  $(1,798,894)
                                                      ===========  ===========

   PSI was acquired effective after the close of business on September 30, 1999, and accordingly the results of operations for the year ended December 31, 1999 include only three months of PSI operations.

4. Commitments and Contingencies

 Continuing Operations:

   The Company has entered into various non-cancelable operating leases related to office space. At December 31, 1999, future minimum lease payments required under the operating leases are as follows:

   Year ended December 31,
   -----------------------
   2000............................................................... $108,462
   2001...............................................................  108,462
   2002...............................................................  108,462
   2003...............................................................      --
   2004...............................................................      --
                                                                       --------
     Total minimum lease payments..................................... $325,386
                                                                       ========

   Rent expense for the years ended December 31, 1999 and 1998 amounted to $108,462 and $109,026, respectively.

   HBS is obligated to pay minimum usage charges over the lifetime of most LEC billing contracts. Each contract has a minimum usage amount which relates to HBS's customers' sales volume to be processed through the LEC. HBS does not expect to incur any losses with respect to these minimum usage requirements. The remaining minimum usage for significant contracts at December 31, 1999 is as follows:

                                                        Amount       Expires
                                                      ---------- ---------------
   Contract 1........................................ $4,850,000 March 1, 2001
   Contract 2........................................    450,000 January 1, 2003
   Others............................................    757,000 Throughout 2003
                                                      ----------
                                                      $6,057,000
                                                      ==========

                AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

   HBS files consolidated sales and excise tax returns on behalf of its customers for the various municipal, state and Federal jurisdictions in which its customers do business. HBS relies on monthly tax reports it receives from the LEC's in reporting and remitting such taxes. HBS's customers are contractually obligated to reimburse HBS for any disputes with taxing authorities that may arise from filing the sales and excise tax returns on behalf of their customers. HBS is contingently liable for any such disputes or assessments if its customers are unable or unwilling to honor the contract provisions. There were no such disputes at December 31, 1999. HBS is also contingently liable for chargebacks from the LEC's, to the extent such chargebacks exceed HBS's reserves for such chargebacks. This contingent liability is increased when HBS discontinues business with a particular customer.

   In connection with the acquisition of HBS, two of the previous partners of HBS entered into contingent incentive compensation agreements with HBS under which a total of 666,664 shares were issuable based on HBS achieving certain pre-tax income levels (as defined). Prior to 1998 166,664 shares were earned pursuant to these compensation agreements. During 1998 and 1999, 0 and 416,665 shares, respectively, were earned pursuant to these contingent incentive compensation agreements. These shares are reflected as compensation and an increase in stockholders equity, and are included in the increase in equity of $991,300 in the accompanying financial statements. At December 31, 1999, 83,335 shares can still be earned under these agreements.

   HBS was party to a legal proceeding filed in July 1998. HBS was named in a complaint for injunctive relief filed by the Federal Trade Commission ("FTC") against Veterans of America Association ("VOAA"). The suit alleged that VOAA caused unauthorized charges to appear on end users' bills based on deceptive marketing programs and sought relief against HBS and others. Several months prior to the filing of the suit, HBS terminated its contract with VOAA based on suspicion of the same activities alleged by the FTC in its suit. Since termination, HBS has voluntarily paid out approximately twice the revenue it took in from this account in order to reimburse end-users for credits due and owing. Attorneys for HBS and Avery met with the FTC immediately after suit was filed and offered full cooperation in its investigation. Without admitting any liability or complicity in the alleged activities of its former customer, HBS and Avery agreed to a stipulated preliminary injunction with terms consistent with existing HBS guidelines as revised before suit was filed. The suit also sought monetary fines and/or reimbursement to end-users from all parties jointly and severally. No trial date has been set by the Court, and while denying liability, HBS has offered to cooperate with the FTC in developing new standards for the industry designed to better protect end-users. In 1999, HBS settled with the FTC in the amount of $250,000 and agreed to abide by the standards set by the FTC.

   From time to time, HBS is party to what it believes is routine litigation and proceedings that may be considered as part of the ordinary course of its business. Currently, HBS is not aware of any current or pending litigation or proceedings that would have a material adverse effect on HBS's business, results of operations or financial condition.

                AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

 Discontinued operations:

   PSI leases office space and certain equipment under various non-cancelable operating and capital leases. At December 31, 1999, future minimum lease payments required under the operating and capital leases are as follows:

                                                             Operating Capital
   Year ended December 31,                                    Leases    Leases
   -----------------------                                   --------- --------
   2000..................................................... $466,419  $107,010
   2001.....................................................  155,473    42,910
   2002.....................................................      --     28,261
   2003.....................................................      --        --
   2004.....................................................      --        --
                                                             --------  --------
   Total minimum lease payments............................. $621,892   178,181
                                                             ========
   Less amount representing interest........................             26,555
                                                                       --------
   Present value of minimum lease payments..................            151,626
     Less current portion at December 31, 1999..............             89,577
                                                                       --------
   Long-term obligation at December 31, 1999................           $ 62,049
                                                                       ========

   Rent expense under such operating leases was $147,266 for the year ended December 31, 1999.

5. Short-Term Debt Obligations

   The Company has a $10,000,000 revolving note payable--line of credit with a financial institution. Interest is payable monthly at the prime rate plus 1.5% (10% and 9.25% at December 31, 1999 and 1998, respectively) and the principal, if any, was due March 25, 2000. The note was paid off in 2000. The note is secured by substantially all the assets of the HBS. The line of credit agreement contains certain covenants that require the Company to maintain a certain financial ratio related to debt servicing and to limit capital expenditures and additional indebtedness. During 1998, the Company was in violation of three of these covenants, including exceeding the capital expenditure limitation, exceeding the advance funding limit, and notification of pending litigation. The Company received a waiver for these violations. During 1999, the Company was in violation of the capital expenditure limitation and has also received a waiver for this violation. The balance outstanding at December 31, 1999 and 1998 was $0 and $5,766,832, respectively, leaving an available balance of $4,971,481 and $4,233,168 as of December 31, 1999 and 1998, respectively.

                AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

6. Notes Payable

   Notes payable at December 31, 1999 and 1998 are as follows:

                                                                1999     1998
                                                              -------- --------
   Note payable to third party bearing interest at 12% per
    annum, payable quarterly; principal and any unpaid
    interest originally due September 30, 1996, now due on
    demand..................................................  $  6,667 $  6,667
   Note payable to related party bearing interest at 12% per
    annum, principal due December 10, 2002, convertible to
    common stock at a price of $1.25 per share at any time,
    unsecured. Principal at December 31, 1999 and 1998 is
    $350,000 adjusted for a discount for warrants issued in
    connection with the note based on imputed interest rate
    of 20%..................................................   325,195  316,915
                                                              -------- --------
                                                               331,862  323,582
   Less current maturities..................................     6,667    6,667
                                                              -------- --------
   Long-term portion........................................  $325,195 $316,915
                                                              ======== ========

   Principal amounts due on notes payable at December 31, 1999 are as follows:

   2000............................................................... $  6,667
   2001...............................................................      --
   2002...............................................................  350,000
   2003...............................................................      --
   2004...............................................................      --
                                                                       --------
     Total............................................................  356,667
   Loan discounts.....................................................  (24,805)
                                                                       --------
     Total............................................................ $331,862
                                                                       ========

7. Concentration of Credit Risk and Significant Customers

   At December 31, 1998, ten customers represented approximately 82% of trade receivables and five customers represented approximately 83% of HBS's outstanding advanced payment receivables. At December 31, 1999, six customers comprised approximately 92% of trade receivables and five customers accounted for approximately 93% of HBS's outstanding advanced payment receivables. All of the 1999 receivables were collected after December 31, 1999. Credit risk with respect to trade accounts receivable generated through billing services is limited as the Company collects its fees through receipt of all its customers' cash directly from LEC's. The credit risk with respect to purchase of accounts receivable is reduced as the Company only advances 50% to 85% of the gross accounts receivable purchased. Management evaluates accounts receivable balances on an on-going basis and provides allowances as necessary for amounts estimated to eventually become uncollectible which at December 31, 1999 and 1998 were considered to be minimal. In the event of complete non-performance of accounts receivable, the maximum exposure to the Company is the recorded amount shown on the balance sheet.

   Under its billing contracts with the LEC's, the Company is obligated to pay refunds due by the Partnership's customers to the LEC's if they are assessed. Accordingly, to the extent that the Company is unable to recover refunds from its customers and to the extent that it is holding insufficient reserves of its customers to cover these refunds, the Company will be financially responsible for these refunds.

                AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

   The Company is at risk to the extent that cash held at banks exceeds the Federal Deposit Insurance Corporation insured amounts. Cash in excess of these limits amounted to approximately $5,622,000 and $115,000 at December 31, 1999 and 1998, respectively. The Company minimizes this risk by placing its cash with high credit quality financial institutions.

8. Stockholders' Equity (Deficit)

   The Company had six and five series of preferred stock outstanding as of December 31, 1999 and 1998, respectively.

   The preferred stock Series' A, B, C, D and E contain a conditional mandatory redemption feature. Beginning in 1998 and continuing from year to year thereafter, once audited stockholders' equity increased to $7,000,000, as compared to the December 31, 1996 stockholders' equity balance of $1,295,437, the Company would redeem the outstanding shares in each series on or before the first September 30 following that audited balance sheet date. Each series has a liquidation preference of $1.00 per share together with all unpaid dividends. Each series also includes a conversion feature. This feature provides for the preferred stockholder to convert their shares into common stock at a stated conversion price as follows: Series A and C--$2.50 per share, Series B and E-- $1.00 per share, and Series D--$2.00 per share. The preferred stock Series D contains additional mandatory redemption provisions which are enacted based upon the sale of HBS. Series A, B, C, D and E preferred stock are automatically convertible at the earlier of 1) a vote of 2/3 of the shares of the respective series outstanding, or 2) the closing of an initial public offering of at least $5 per share and at least $7,000,000 in aggregate proceeds.

   The preferred stock Series F is participating and convertible. The participating feature entitles the holders to participate, on a "if converted" basis, in any and all dividends paid with respect to the common stock. The conversion feature associated with the Series F provides for the issuance of one share of common stock for every share of preferred Series F issued. The Series F preferred stock has a liquidation preference of $1.00 per share.

   Dividends are payable, as and if declared by the Board of Directors, at an annual rate of $0.10 per share (Series A and D) and $0.12 per share (Series B, C and E), all payable quarterly.

9. Income Taxes

   Income taxes at December 31, 1999 and 1998 consists of the following:

                                                                   1999     1998
                                                                 ---------  ----
Federal.........................................................
  Current....................................................... $ 255,673  $--
  Deferred......................................................  (904,246)  --
State...........................................................       --    --
                                                                 ---------  ----
  Income tax benefit............................................ $(648,573) $--
                                                                 =========  ====

               AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

   A reconciliation of the federal income tax provision (benefit) based on the U.S. Corporate income tax rate of 34% for the years ended December 31, 1999 and 1998 is as follows:

                                                          1999        1998
                                                       -----------  ---------
   Income tax provision (benefit) at statutory rate... $   363,709  $(449,983)
   Net operating loss utilized........................     (67,097)       --
   Change in deferred tax rate........................      89,124        --
   Other..............................................      19,144      8,500
   Change in valuation allowance......................  (1,053,453)   441,483
                                                       -----------  ---------
     Income tax benefit............................... $  (648,573) $     --
                                                       ===========  =========

   Deferred tax assets and liabilities at December 31, 1999 and 1998 are as follows:

                                                        1999         1998
                                                     -----------  -----------
   Current deferred tax asset....................... $   573,281  $ 1,216,766
   Valuation allowance for current deferred tax
    asset...........................................    (199,195)  (1,216,766)
                                                     -----------  -----------
     Net current deferred tax asset................. $   374,086  $       --
                                                     ===========  ===========
   Non-current deferred tax asset................... $ 1,377,513  $ 1,448,895
   Non-current deferred tax liability...............         --       (35,500)
   Valuation allowance for non-current deferred tax
    asset...........................................  (1,377,513)  (1,413,395)
                                                     -----------  -----------
     Net non-current deferred tax asset............. $       --   $       --
                                                     ===========  ===========

   The current deferred tax asset results primarily from differences in contingency and valuation reserves for financial and federal income tax reporting purposes and differences in the treatment of compensating stock options. The non-current deferred tax asset results primarily from the net operating loss. A significant portion of the current and non-current deferred tax assets have a valuation allowance due to the uncertainty of generating sufficient future taxable income.

   As of December 31, 1999, the Company has net operating loss carryforwards for federal income tax purposes of approximately $4,700,000, that begin expiring in the year 2008. The utilization of the net operating loss is subject to limitations in accordance with (S)382 of the Internal Revenue Code.

10. Related Party Transactions and Other Events

   In December 1997, the Company entered into a five-year $350,000 note payable with a company for which its president is also a member of the board. The note bears interest at 12%, is convertible to common stock and contains warrants for 175,000 shares of common stock at $1.50 exercise price. The outstanding note balance at December 31, 1999 is $325,195.

   In May 1998, the Company granted options to purchase 100,000 shares of its common stock at $2.69 per share (fair value at the date of grant) to the directors of the Company.

   During July 1998, the Company repaid a $1,000,000 loan to an entity of which its chairperson is a partner.

   Also during July 1998, the Company entered into an employment agreement with its chairperson and issued an option to purchase 420,000 shares of common stock at a price of $3.00 per share (fair value at the date of grant). The terms of the employment agreement require the Company to pay an annual salary of $200,000 for five years.

                AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

   The Company granted a warrant to a director during July 1998 for 25,000 shares at $3.00 per share.

   During December 1998, the Company entered into an employment agreement with its new president and issued an option to purchase 925,000 shares of common stock at a price of $2.00 per share (which was more than fair value at the date of grant). One-half of the option vested at the date of the grant, with the balance vesting during the first six months of 1999. The terms of the employment agreement require the Company to pay an annual salary of $200,000.

   During December 1998, the Company advanced $400,000 to an HBS employee at 9% interest. The Company advanced $100,000 to a company at 10% for which its president is a major stockholder. The advance of $100,000 was repaid in 1999.

   In December 1998, Avery's Board of Directors authorized Avery to repurchase any or all of its outstanding warrants for a price of $1.00 per underlying share. In December 1998, Avery repurchased warrants held by an entity controlled by its chairperson to purchase 100,000 shares of common stock at an exercise price of $1.50 per share. The $100,000 amount was recorded as compensation in 1998. During 1999, an additional 621,736 warrants and options with $1.50 exercise prices were repurchased from entities controlled by the Company's chairperson for a price of $1.00 per underlying share. $300,000 has been recorded as compensation, with $321,736 being recorded as financing fees.

   At the close of business on September 30, 1999, the Company purchased Primal Systems, Inc. Mark Nielsen, President and Chief Executive Officer of the Company, was Chairman of the Board and a significant shareholder of Primal Systems at the time of the purchase.

   In conjunction with the acquisition of PSI, Avery acquired certain notes payable to the officers of PSI. At December 31, 1999, the total amount due on these notes was $170,575, net of discount of $6,091. These notes bear interest at 6%. The current portion of these notes at December 31, 1999 was $88,333 and the long-term portion of these notes was $82,242.

11. Stock Options and Warrants

   Pursuant to various note agreements and in accordance with agreements for key employees, the Company has issued certain stock options and warrants. The options are considered compensatory.

   Following is a summary of warrant and option activity:

                                                            Weighted
                                                            Average
                         Compensatory                       Exercise
                           Options    Warrants     Total     Price     Total
                         ------------ ---------  ---------  -------- ----------
Outstanding at December
 31, 1997...............    592,500   2,283,923  2,876,423   $1.37   $3,946,946
  Purchase of option....   (100,000)        --    (100,000)  $1.50     (150,000)
  Granted...............  1,510,000      12,500  1,522,500   $2.32    3,532,502
  Exercised.............    (17,500)   (567,871)  (585,371)  $1.38     (806,808)
                          ---------   ---------  ---------           ----------
Outstanding at December
 31, 1998...............  1,985,000   1,728,552  3,713,552            6,522,640
  Purchase of option....        --     (621,736)  (621,736)  $1.26     (783,387)
  Granted...............  1,257,777      70,000  1,327,777   $1.56    2,066,667
  Expired...............        --     (121,666)  (121,666)  $1.50     (182,499)
                          ---------   ---------  ---------           ----------
Outstanding at December
 31, 1999...............  3,242,777   1,055,150  4,297,927           $7,623,421
                          =========   =========  =========           ==========

               AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES

   The outstanding stock options and warrants expire from August 1998 through 2008.

   The following summarizes information about compensatory options outstanding at December 31, 1999:

                       Options Outstanding                          Options Exercisable
   ------------------------------------------------------        -----------------
                                   Weighted Avg.   Weighted Avg.             Weighted Avg.
   Range of Exercise    Number       Remaining       Exercise      Number      Exercise
        Prices        Outstanding Contractual Life     Price     Exercisable     Price
   -----------------  ----------- ---------------- ------------- ----------- -------------
   $.50-
    $3.00              3,242,777     6.1 years         $1.85      2,281,268      $1.90

   The weighted average fair values of compensatory option exercise prices equal to and below market price at the date of grant are as follows:

                                                                  Equal to Below
                                                                  -------- -----
   1999..........................................................  $1.17   $ --
   1998..........................................................  $1.52   $1.37

   Compensation cost totaling $118,590 was recognized for several options granted in 1998 as the exercise price was below the fair value at the grant date. The considered fair value of the Company's common stock on the date of each respective grant was based upon the quoted NASD closing share price. The remaining options granted in 1998 and 1999 have exercise prices which approximate fair value (which was the quoted trading price at the date of grant) and accordingly, no compensation cost has been recognized for those compensatory stock options in the consolidated financial statements. Had compensation cost for the Company's stock options been determined consistent with FASB Statement No. 123, the Company's net income (loss) and net income
(loss) per share would have been increased (decreased) to the pro forma amounts indicated below.

                                                        Years ended December
                                                                31,
                                                       ----------------------
                                                          1999       1998
                                                       ---------- -----------
Net income (loss)......................... As reported $2,677,065 $(1,323,478)
                                           Pro forma   $2,126,579 $(2,880,877)
Income (loss) per common share, as
 reported................................. Basic       $      .28 $      (.19)
                                           Diluted     $      .23 $      (.19)
Income (loss) per common share, Pro
 forma.................................... Basic       $      .21 $      (.38)
                                           Diluted     $      .19 $      (.38)

   The estimate for the fair value of each option grant is on the date of grant using the Black-Scholes method option-pricing model. The following assumptions were used for grants in 1999--dividend yield of 0%, expected volatility of 100%, expected life of 3 to 5 years and an estimated risk free interest rate of 6.0%. The following assumptions were used for grants in 1998--dividend yield of 0%, expected volatility of 89%, expected life of 2 to 5 years and an estimated risk free interest rate of 6.0%.

   The model is based on historical stock prices and volatility which, due to the low volume of transactions, may not be representative of future price variances.

12. Charge (Credit) in Connection with Terminated Customers

   During the year ended December 31, 1998, the Company recorded a charge of $4,271,394. The charge relates primarily to cash received from LEC's that has been paid by the Company to terminated customers and must be refunded to the LEC's. Under its billing contracts with the LEC's, the Company is obligated to pay these refunds if it is unable to collect them from its customers. During the later half of 1998, the Company paid

                AVERY COMMUNICATIONS, INC. AND SUBSIDIARIES an estimated $3.8 million to terminated customers that will have to be refunded to the LEC's. Of this amount, $1,471,742 was actually refunded to local exchange carriers in calendar 1998. Management does not believe that these amounts can be collected from the four customers that generated most of the charge since they are out of business with no material surviving assets. The refunds resulted from customers placing inappropriate charges on customer's local telephone bills. The inappropriate charges stem from unauthorized switching of long distance service from a consumer's incumbent provider to our customer and placing unauthorized charges for services such as voice mail, internet access and paging on consumer's local telephone bills. Prior to incurring these refunds, the Company had processed billing records for these customers for periods ranging from approximately 10 months to two years. During these periods LEC refunds were within acceptable levels.

   The $4,271,394 consists of cash refunds made in calendar 1998 totaling $1,471,742 and estimated future refunds as of December 31, 1998 of 2,799,652 which is included in Deposits and other payables related to customers in the accompanying consolidated balance sheet. The Company estimated the $2,799,652 by reviewing actual refunds for the terminated customers in 1998 and 1999 and projecting future refunds based on each customer's actual refund pattern. In addition to the $3.8 million discussed above, included in the $4,271,394 charge is a$250,000 payment made to the FTC as further described in Note 4. The Company has instituted a series of controls to limit its exposure to this type of refund in the future.

   In 1999, the Company expended $1,663,221 in cash relating to the $4.3 million dollar loss. Management determined that the loss was overestimated by $226,219, and accordingly, adjusted the reserve. At December 31, 1999, $901,212 of the original $4.2 million estimated loss remained in the Deposits and other payables related to customers section of the accompanying consolidated balance sheet. This is the remaining amount estimated for future cash expenditures expected to be charged by the Company in connection with the terminated customers.

13. 401(k) Plan

   The Company initiated a 401(k) Plan ("Plan") which covers substantially all of Avery's and HBS's employees. Employees can contribute up to $10,000 for 1999 and 1998. Avery matches contributions to the Plan at $0.50 per dollar up to 6% of employees compensation and may make additional discretionary contributions. During 1999 and 1998, $27,670 and $16,680, respectively were contributed to the Plan for the benefit of the Company's employees.

14. Subsequent Events

 PSI Spin-Off

   On August 1, 2000, the Board of Directors of Avery approved the spin-off of Primal Solutions, Inc. ("PSI"). The decision revised its plan announced February 29, 2000 to spin-off HBS Billing Services Company ("HBS") its local exchange carrier billing clearinghouse business. The decision to spin-off PSI instead of HBS is motivated primarily by the expectation that Avery shareholders will pay less in taxes under a spin-off of PSI than would have been the case with a spin-off of HBS. Accordingly, the financial information contained in this document presents PSI as a discontinued operation due to the spin-off and the amounts in the statements of operations through the provision for income taxes are HBS's plus expenses of Avery. Financial statements filed previously have reflected HBS as discontinued operations.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.


                                 -------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Avery....................................................................   3
Risk Factors.............................................................   4
A Note About Forward-Looking Statements..................................   6
Use of Proceeds..........................................................   7
Plan of Distribution.....................................................   7
Selling Securityholders..................................................   8
Price Range of Common Stock..............................................  11
Dividend Policy..........................................................  11
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  12
Business.................................................................  21
Management...............................................................  36
Certain Transactions.....................................................  42
Security Ownership of Certain Beneficial Owners and Management...........  43
Change in Control of Avery...............................................  45
Description of Capital Stock.............................................  47
Legal Proceedings........................................................  49
Changes in Accounts......................................................  49
Where You Can Find More Information......................................  49
Experts..................................................................  49
Index to Financial Statements............................................  50

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                                8,604,858

                          Avery Communications, Inc.

                                 Common Stock





-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Delaware General Corporation Law

   Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

   Section 145(c) of the DGCL provides that to the extent that a present or former director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

   Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of Section
145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

   Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

 Certificate of Incorporation

   The Certificate of Incorporation of Avery, as amended, a copy of which is filed as Exhibit 3.1 to the Registration Statement, provides that a director of Avery shall not be liable to Avery or its stockholders for monetary damages for breach of fiduciary duty as a director, unless the breach involves (i) a breach of the director's duty of loyalty to Avery or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability for unlawful dividend payments or stock purchases or redemptions or (iv) for a transaction from which the director derived an improper personal benefit. The Amended Certificate of Incorporation provides Avery will indemnify all persons whom it may indemnify to the fullest extent permitted by the DGCL.

 Amended and Restated Bylaws

   The Amended and Restated Bylaws of Avery, a copy of which is filed as
Exhibit 3.2 to the Registration Statement, provide that each person who at any time is or was a director of Avery, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (a "Proceeding"), by reason of the fact that such person is or was a director of Avery, or is or was serving at the request of Avery as a director, officer, partner, venturer, proprietor, member, employee, trustee, agent or similar functionary of another domestic or foreign corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other for-profit or non-profit enterprise, whether the basis of a Proceeding is alleged action in such person's official capacity or in another capacity while holding such office, shall be indemnified and held harmless by Avery, against costs, charges, expenses (including without limitation, court costs and attorneys' fees), judgments, fines and amounts paid or to be paid in settlement actually and reasonably incurred or suffered by such person in connection with a Proceeding, so long as a majority of a quorum of disinterested directors, the stockholders or legal counsel through a written opinion do not determine that such person did not act in good faith or in a manner he reasonably believed to be in or not opposed to the best interests of Avery, and in the case of a criminal Proceeding, such person had reasonable cause to believe his conduct was unlawful. The Amended and Restated Bylaws also contain certain provisions designed to facilitate receipt of such benefits by any such persons, including the prepayment of any such benefits.

 Indemnification Agreements

   Avery has entered into Indemnification Agreements pursuant to which it will indemnify certain of its directors and officers against judgments, claims, damages, losses and expenses incurred as a result of the fact that any director or officer, in his capacity as such, is made or threatened to be made a party to any suit or proceeding. Such persons will be indemnified to the fullest extent now or hereafter permitted by the DGCL. The Indemnification Agreements also provide for the advancement of certain expenses to such directors and officers in connection with any such suit or proceeding.

 Insurance

   Avery has a directors' and officers' liability insurance policy to insure its directors and officers against losses resulting from wrongful acts committed by them in their capacities as directors and officers of Avery, including liabilities arising under the Securities Act.

Item 25. Other Expenses of Issuance and Distribution

   The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby, other than the underwriting discount. All amounts are estimated except the Commission registration fee.

      SEC registration fee............................................ $  8,249
      Blue Sky fees and expenses......................................      --
      Accounting fees and expenses....................................   25,000
      Printing and engraving expenses.................................   50,000
      Legal fees and expenses.........................................   25,000
      Registrar and transfer agent's fees.............................      --
      Miscellaneous fees and expenses.................................   10,000
        Total......................................................... $118,249

Item 26. Recent Sales of Unregistered Securities


   Since January 1, 1996, Avery issued an aggregate of 2,000,881 shares of Common Stock to approximately 20 persons upon exercise of outstanding warrants previously issued by Avery to such persons. Each of the purchasers of such shares upon exercise of such warrants was an accredited investor who acquired such shares for investment. Avery issued such shares upon exercise of such warrants in transactions not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act.

   On July 1, 1998, Avery granted to Patrick J. Haynes, III, its Chairman and then Chief Executive Officer, pursuant to his employment agreement, a ten-year warrant to purchase 420,000 shares of Avery's Common Stock at $3.00 per share. On December 1, 1998, Avery granted to Mark J. Nielsen, its new Chief Executive Officer, pursuant to his employment agreement, a ten-year option to purchase 425,000 shares of Avery's Common Stock at $2.00 per share. These securities were issued in reliance upon the exemption set forth in Rule 701 under the Securities Act.

   The shares of convertible preferred stock issued in the Primal merger were issued to seven individuals who were the stockholders of Primal. Each of these persons was either an accredited investor or a person who either alone or with his purchaser representative(s) had such knowledge and experience in financial and business matters that he was capable of evaluating the risks of the investment in Avery, or who Avery reasonably believed came within this description. Each of such persons confirmed that he was acquiring such shares for investment and not with a view to the distribution thereof within the meaning of the Securities Act, and agreed not to sell such shares except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from such registration requirements. The certificate representing such shares contains a legend to such effect, and appropriate stop transfer orders were given to Avery's transfer agent. Such shares were issued in a transaction not involving a public offering in reliance upon the exemption set forth in Section 4(2) of the Securities Act and in reliance on the safe harbor provided by Rule 506 thereunder.

 Item 27. Exhibits

 Exhibit
 Number                         Description of Document
 -------                        -----------------------
 2.1     Partnership Interest Purchase Agreement dated as of May 3, 1996, by and among Avery Communications, Inc., Avery Acquisition Sub, Inc.,
         Hold Billing Services, Ltd., Hold Billing & Collection, L.C., Joseph
         W. Webb, James A. Young, Edward L. Dunn, Philip S. Dunn,
         Harold D. Box, and David W. Mechler, Jr.
 2.2     First Amendment to Partnership Interest Purchase Agreement by and
         between Avery Communications, Inc., Avery Acquisition Sub, Inc., Hold
         Billing Services, Ltd., Hold Billing & Collection, L.C., Joseph W.
         Webb, James A. Young, Edward L. Dunn, Philip S. Dunn, Harold D. Box
         and David W. Mechler, Jr.

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 2.3     Partnership Interest Option Agreement dated as of May 3, 1996, by and among Avery Communications, Inc., Avery Acquisition Sub, Inc., Harold
         D. Box and David W. Mechler, Jr.
 2.4     First Amendment to Partnership Interest Option Agreement dated as of
         October 15, 1996, by and among Avery Communications, Inc., Avery
         Acquisition Sub, Inc., Harold D. Box, and David W. Mechler, Jr.
 2.5     Agreement and Plan of Merger, dated as of March 19, 1999, by and among
         Avery Communications, Inc., ACI Telecommunications Financial Services
         Corporation, Primal Systems, Inc., Mark J. Nielsen, John Faltys,
         Joseph R. Simrell and David Haynes (the "Primal Merger Agreement")
 2.6     Amendment No. 1 to the Primal Merger Agreement
 2.7     Amendment No. 2 to the Primal Merger Agreement (filed as Exhibit 2.1 to the registrant's Current Report on Form 8-K, dated
         September 27, 1999, and incorporated herein by reference thereto)
 2.8     Primal Solutions, Inc. Preliminary Distribution Agreement (the
         "Distribution Agreement"), dated July 31, 2000, by and among Avery
         Communications, Inc., a Delaware corporation, Primal Solutions, Inc., a Delaware corporation, John Faltys, Joseph R. Simrell, David Haynes,
         Mark J, Nielsen, Arun Anand, Murari Cholappadi, Sanjay Gupta, Thurston
         Group, Inc., a Delaware corporation, Patrick J. Haynes, III and Scot
         M. McCormick (filed as Exhibit 2.1 to Avery's Form 8-K dated August
         31, 2000 (the "Primal Form 8-K") and incorporated by reference herein)

 2.9 Form of Non-Recourse Promissory Note, which is attached as Exhibit 5-A to the Distribution Agreement (filed as Exhibit 2.2 to the Primal Form
         8-K and incorporated by reference herein)

 2.10 Form of Pledge Agreement, which is attached as Exhibit 5-B to the Distribution Agreement (filed as Exhibit 2.3 to the Primal Form 8-K and incorporated by reference herein)

 2.11    Form of Irrevocable Proxy for Thurston Group, Inc., Patrick J. Haynes
         III and their affiliates relating to the common stock of Primal, which is attached as Exhibit 9-A to the Distribution Agreement (filed as Exhibit 2.4 to the Primal Form 8-K and incorporated by reference herein)

 2.12 Form of Irrevocable Proxy for the Old Primal Stockholders relating to the common stock of Avery, which is attached as Exhibit 9-B to the Distribution Agreement (filed as Exhibit 2.5 to the Primal Form 8-K and incorporated by reference herein)

 2.13    Indemnification Agreement, dated July 31, 2000, by and between Avery
         Communications, Inc., a Delaware corporation, John Faltys, Joseph R.
         Simrell, and David Haynes (filed as Exhibit 2.6 to the Primal Form 8-K and incorporated by reference herein)

 3.1     Certificate of Incorporation, as amended
 3.2     Amended and Restated Bylaws
 4.1     Specimen Common Stock Certificate
 4.2     Form of Warrant Exchange and Exercise Agreement
 4.3     Form of Warrant Exercise and Securities Exchange Agreement for
         $800,000 Bridge Loan Notes
 4.4     Form of Warrant Exercise and Securities Exchange Agreement for
         $1,050,000 Promissory Note
 4.5     Form of Warrant Exercise and Securities Exchange Agreement for
         $340,000 Promissory Notes
 4.6     Registration Rights Agreement by and among Avery Communications, Inc.
         and Joseph W. Webb, James A. Young, Edward L. Dunn, Philip S. Dunn,
         Harold D. Box, and David W. Mechler, Jr. dated November 15, 1996

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
  4.7    Registration Rights Agreement by and between Avery Communications,
         Inc. and The Franklin Holding Corporation (Delaware) dated May 30,
         1997
  4.8    Registration Rights Agreement by and between Avery Communications,
         Inc. and Roger Felberbaum dated December 5, 1996
  4.9    Registration Rights Agreement by and between Avery Communications,
         Inc. and Giulio Curiel dated December 31, 1996
  4.10   Registration Rights Agreement by and between Avery Communications,
         Inc. and Sabina International S.A. dated December 31, 1996
  4.11   Form of Investor Warrant
  4.12   Registration Rights Agreement by and between Avery Communications,
         Inc. and Thomas A. Montgomery dated January 24, 1997
  4.13   Registration Rights Agreement by and between Avery Communications,
         Inc. and Thurston Bridge Fund, L.P. dated December 6, 1996
  4.14   Registration Rights Agreement by and between Avery Communications,
         Inc. and Eastern Virginia Small Business Investment Corporation dated
         December 23, 1996
  4.15   Securities Exchange Agreement for 1996 HBS Series
  4.16   $350,000 Promissory Note payable to Eastern Virginia Small Business
         Investment Corporation dated December 23, 1996
  4.17   $50,000 Promissory Note to Global Capital Resources, Inc. dated
         September 30, 1996
  4.18   Loan and Security Agreement, by and between Hold Billing Services,
         Ltd. and FINOVA Capital Corporation dated March 25, 1997
  4.19   Schedule to Loan and Security Agreement, by and between Hold Billing
         Services, Ltd. and FINOVA Capital Corporation dated March 25, 1997
  4.20   Amendment to Loan and Security Agreement and Schedule to Loan and
         Security Agreement, by and between Hold Billing Services, Ltd. and
         FINOVA Capital Corporation dated February 1998
  4.21   Second Amendment to Loan and Security Agreement and Schedule to Loan
         and Security Agreement, by and between Hold Billing Services, Ltd. and
         FINOVA Capital Corporation dated April 1998
  4.22   $7,500,000 Secured Revolving Credit Note to FINOVA Capital Corporation
         from Hold Billing Services dated March 25, 1997
  5.1    Opinion of Winstead Sechrest & Minick P.C.
 10.1    Employment Agreement by and between Avery Communications, Inc. and
         Patrick J. Haynes, III dated July 1, 1998
 10.2    Stock Warrant Certificate to Patrick J. Haynes, III dated July 1, 1998
 10.3    Employment and Noncompetition Agreement by and between Hold Billing
         Services, Ltd. and Harold D. Box dated November 15, 1996
 10.4    Employment Agreement by and between Avery Communications, Inc. and
         Mark J. Nielsen dated December 1, 1998
 10.5    Avery Communications, Inc. Stock Option to Mark J. Nielsen dated
         December 1, 1998
 10.6    Investment Agreement by and between The Franklin Holding Corporation
         (Delaware) and Avery Communications, Inc. dated May 30, 1997

 Exhibit
 Number                          Description of Document
 -------                         -----------------------
 10.7    Warrant to the Thurston Group, Inc. dated May 27, 1997
 10.8    Avery Communications, Inc. Stock Purchase Warrant to Thurston Bridge
         Fund, L.P. dated December 6, 1996
 10.9    Avery Communications, Inc. Stock Purchase Warrant to Eastern Virginia
         Small Business Investment Corporation dated December 23, 1996
 10.10   Avery Communications, Inc. Stock Purchase Warrant to The Franklin
         Holding Corporation (Delaware) dated May 30, 1997
 10.11   Form of Billing Services Agreement
 10.12   Form of Supplemental Advance Purchase Agreement
 10.13   Form of Director and Officer Indemnification Agreement
 10.14   Avery Communications, Inc. 1999 Flexible Incentive Plan (filed as
         Exhibit 99.1 to the registrant's registration statement on Form S-8
         (File No. 333-33486) and incorporated herein by reference thereto)
 11.1    Statement Regarding Computation of Earnings per Share
 16.1    Letter from PricewaterhouseCoopers LLP on change in certifying accountant
 21.1    Subsidiaries of Registrant
 23.1*   Consent of King Griffin & Adamson P.C.
 23.2    Consent of Winstead Sechrest & Minick P.C. (included in Exhibit 5.1)
 24.1    Power of Attorney (included on signature page of this Registration
         Statement as originally filed)
 24.2    Power of Attorney for Mark J. Nielsen
 24.3    Power of Attorney for Robert T. Isham, Jr.
 27.1    Financial Data Schedule for Six Months Ended June 30, 2000 (previously filed with Avery's Form 10-QSB for the six months ended June 30, 2000)

--------

* Filed with Post-Effective Amendment No. 2.

Item 28. Undertakings

Rule 415

Avery will:

    (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

       (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) Include any additional or changed material information on the plan of distribution.

    (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

    (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Commission Policy on Indemnification

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Avery pursuant to the foregoing provisions, or otherwise, Avery has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

   In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Avery will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Rule 430A

Avery will:

    (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Avery under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

    (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

   In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Chicago, State of Illinois, on November 10, 2000.

                                        AVERY COMMUNICATIONS, INC.

                                           By:/s/ Scot M. McCormick
                                             -------------------------------

   In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

              Signature                       Title                            Date
              ---------                       -----                            ----
  /s/ Patrick J. Haynes, III*     Director, Chairman of the Board
--------------------------------                                            November 10,
      Patrick J. Haynes, III                                                2000

      /s/ Mark J. Nielsen*        Director, President and Chief
--------------------------------   Executive Officer (Principal             November 10,
         Mark J. Nielsen           Executive Officer)                       2000

     /s/ Scot M. McCormick        Director, Vice President, Chief
--------------------------------   Financial Officer and                    November 10,
        Scot M. McCormick          Secretary (Principal                     2000
                                   Accounting Officer)

     /s/ Norman M. Phipps*        Director                                  November 10,
--------------------------------                                             2000
         Norman M. Phipps

     /s/ J. Alan Lindauer*        Director                                  November 10,
--------------------------------                                             2000
         J. Alan Lindauer

     /s/ Stephen L. Brown*        Director                                  November 10,
--------------------------------                                            2000
         Stephen L. Brown

   /s/ Robert T. Isham, Jr.*      Director                                  November 10,
--------------------------------                                            2000
       Robert T. Isham, Jr.

*By: /s/  Scot M. McCormick                                                 November 10,
  -----------------------------                                             2000
        Scot M. McCormick
         Attorney-in-Fact

                               INDEX TO EXHIBITS

 Exhibit                                                                  Page
 Number                     Description of Document                      Number
 -------                    -----------------------                      ------
 2.1     Partnership Interest Purchase Agreement dated as of May 3,
         1996, by and among Avery Communications, Inc., Avery
         Acquisition Sub, Inc., Hold Billing Services, Ltd., Hold
         Billing & Collection, L.C., Joseph W. Webb, James A. Young,
         Edward L. Dunn, Philip S. Dunn, Harold D. Box, and David W.
         Mechler, Jr.
 2.2     First Amendment to Partnership Interest Purchase Agreement by
         and between Avery Communications, Inc., Avery Acquisition
         Sub, Inc., Hold Billing Services, Ltd., Hold Billing &
         Collection, L.C., Joseph W. Webb, James A. Young, Edward L.
         Dunn, Philip S. Dunn, Harold D. Box and David W. Mechler, Jr.
 2.3     Partnership Interest Option Agreement dated as of May 3,
         1996, by and among Avery Communications, Inc., Avery
         Acquisition Sub, Inc., Harold D. Box and David W.
         Mechler, Jr.
 2.4     First Amendment to Partnership Interest Option Agreement
         dated as of October 15, 1996, by and among Avery
         Communications, Inc., Avery Acquisition Sub, Inc., Harold D.
         Box, and David W. Mechler, Jr.
 2.5     Agreement and Plan of Merger, dated as of March 19, 1999, by and among Avery Communications, Inc., ACI Telecommunications
         Financial Services Corporation, Primal Systems, Inc., Mark J.
         Nielsen, John Faltys, Joseph R. Simrell and David Haynes (the
         "Primal Merger Agreement")
 2.6     Amendment No. 1 to the Primal Merger Agreement, dated as of
         March 19, 1999
 2.7     Amendment No. 2 to the Primal Merger Agreement (filed as
         Exhibit 2.1 to the registrant's Current Report on Form 8-K, dated September 27, 1999, and incorporated herein by
         reference thereto)
 2.8     Primal Solutions, Inc. Preliminary Distribution Agreement
         (the "Distribution Agreement"), dated July 31, 2000, by and among Avery Communications, Inc., a Delaware corporation,
         Primal Solutions, Inc., a Delaware corporation, John Faltys,
         Joseph R. Simrell, David Haynes, Mark J, Nielsen, Arun Anand,
         Murari Cholappadi, Sanjay Gupta, Thurston Group, Inc., a
         Delaware corporation, Patrick J. Haynes, III and Scot M.
         McCormick (filed as Exhibit 2.1 to Avery's Form 8-K dated
         August 31, 2000 (the "Primal Form 8-K") and incorporated by reference herein)

 2.9     Form of Non-Recourse Promissory Note, which is attached as
         Exhibit 5-A to the Distribution Agreement (filed as Exhibit
         2.2 to the Primal Form 8-K and incorporated by reference herein)

 2.10 Form of Pledge Agreement, which is attached as Exhibit 5-B to the Distribution Agreement (filed as Exhibit 2.3 to the
         Primal Form 8-K and incorporated by reference herein)

 2.11    Form of Irrevocable Proxy for Thurston Group, Inc., Patrick
         J. Haynes III and their affiliates relating to the common stock of Primal, which is attached as Exhibit 9-A to the Distribution Agreement (filed as Exhibit 2.4 to the Primal
         Form 8-K and incorporated by reference herein)

 2.12 Form of Irrevocable Proxy for the Old Primal Stockholders relating to the common stock of Avery, which is attached as
         Exhibit 9-B to the Distribution Agreement (filed as Exhibit
         2.5 to the Primal Form 8-K and incorporated by reference herein)
 2.13 Indemnification Agreement, dated July 31, 2000, by and between Avery Communications, Inc., a Delaware corporation,
         John Faltys, Joseph R. Simrell, and David Haynes (filed as
         Exhibit 2.6 to the Primal Form 8-K and incorporated by reference herein)

 Exhibit                                                                  Page
 Number                     Description of Document                      Number
 -------                    -----------------------                      ------
 3.1     Certificate of Incorporation, as amended
 3.2     Amended and Restated Bylaws
 4.1     Specimen Common Stock Certificate
 4.2     Form of Warrant Exchange and Exercise Agreement
 4.3     Form of Warrant Exercise and Securities Exchange Agreement
         for $800,000 Bridge Loan Notes
 4.4     Form of Warrant Exercise and Securities Exchange Agreement
         for $1,050,000 Promissory Note
 4.5     Form of Warrant Exercise and Securities Exchange Agreement
         for $340,000 Promissory Notes
 4.6     Registration Rights Agreement by and among Avery
         Communications, Inc. and Joseph W. Webb, James A. Young,
         Edward L. Dunn, Philip S. Dunn, Harold D. Box, and David W.
         Mechler, Jr. dated November 15, 1996
 4.7     Registration Rights Agreement by and between Avery
         Communications, Inc. and The Franklin Holding Corporation
         (Delaware) dated May 30, 1997
 4.8     Registration Rights Agreement by and between Avery
         Communications, Inc. and Roger Felberbaum dated December 5,
         1996
 4.9     Registration Rights Agreement by and between Avery
         Communications, Inc. and Giulio Curiel dated December 31,
         1996
 4.10    Registration Rights Agreement by and between Avery
         Communications, Inc. and Sabina International S.A. dated
         December 31, 1996
 4.11    Form of Investor Warrant
 4.12    Registration Rights Agreement by and between Avery
         Communications, Inc. and Thomas A. Montgomery dated January
         24, 1997
 4.13    Registration Rights Agreement by and between Avery
         Communications, Inc. and Thurston Bridge Fund, L.P. dated
         December 6, 1996
 4.14    Registration Rights Agreement by and between Avery
         Communications, Inc. and Eastern Virginia Small Business
         Investment Corporation dated December 23, 1996
 4.15    Securities Exchange Agreement for 1996 HBS Series
 4.16    $350,000 Promissory Note payable to Eastern Virginia Small
         Business Investment Corporation dated December 23, 1996
 4.17    $50,000 Promissory Note to Global Capital Resources, Inc.
         dated September 30, 1996
 4.18    Loan and Security Agreement, by and between Hold Billing
         Services, Ltd. and FINOVA Capital Corporation dated March 25,
         1997
 4.19    Schedule to Loan and Security Agreement, by and between Hold
         Billing Services, Ltd. and FINOVA Capital Corporation dated
         March 25, 1997
 4.20    Amendment to Loan and Security Agreement and Schedule to Loan
         and Security Agreement, by and between Hold Billing Services,
         Ltd. and FINOVA Capital Corporation dated February 1998
 4.21    Second Amendment to Loan and Security Agreement and Schedule
         to Loan and Security Agreement, by and between Hold Billing
         Services, Ltd. and FINOVA Capital Corporation dated April
         1998

 Exhibit                                                                  Page
 Number                     Description of Document                      Number
 -------                    -----------------------                      ------
  4.22   $7,500,000 Secured Revolving Credit Note to FINOVA Capital
         Corporation from Hold Billing Services dated March 25, 1997
  5.1    Opinion of Winstead Sechrest & Minick P.C.
 10.1    Employment Agreement by and between Avery Communications,
         Inc. and Patrick J. Haynes, III dated July 1, 1998
 10.2    Stock Warrant Certificate to Patrick J. Haynes, III dated
         July 1, 1998
 10.3    Employment and Noncompetition Agreement by and between Hold
         Billing Services, Ltd. and Harold D. Box dated November 15,
         1996
 10.4    Employment Agreement by and between Avery Communications,
         Inc. and Mark J. Nielsen dated December 1, 1998
 10.5    Avery Communications, Inc. Stock Option to Mark J. Nielsen
         dated December 1, 1998
 10.6    Investment Agreement by and between The Franklin Holding
         Corporation (Delaware) and Avery Communications, Inc. dated
         May 30, 1997
 10.7    Warrant to the Thurston Group, Inc. dated May 27, 1997
 10.8    Avery Communications, Inc. Stock Purchase Warrant to Thurston
         Bridge Fund, L.P. dated December 6, 1996
 10.9    Avery Communications, Inc. Stock Purchase Warrant to Eastern
         Virginia Small Business Investment Corporation dated December
         23, 1996
 10.10   Avery Communications, Inc. Stock Purchase Warrant to The
         Franklin Holding Corporation (Delaware) dated May 30, 1997
 10.11   Form of Billing Services Agreement
 10.12   Form of Supplemental Advance Purchase Agreement
 10.13   Form of Director and Officer Indemnification Agreement
 10.14   Avery Communications, Inc. 1999 Flexible Incentive Plan
         (filed as Exhibit 99.1 to the registrant's registration
         statement on Form S-8 (File No. 333-33486) and incorporated herein by reference thereto)
 11.1    Statement Regarding Computation of Earnings per Share
 16.1    Letter from PricewaterhouseCoopers LLP on change in
         certifying accountant
 21.1    Subsidiaries of Registrant
 23.1*   Consent of King Griffin & Adamson P.C.
 23.2    Consent of Winstead Sechrest & Minick P.C. (included in
         Exhibit 5.1)
 24.1    Power of Attorney (included on signature page of this
         Registration Statement as originally filed)
 24.2    Power of Attorney for Mark J. Nielsen
 24.3    Power of Attorney for Robert T. Isham, Jr.
 27.1    Financial Data Schedule for Six Months Ended June 30, 2000
         (previously filed with Avery's Form 10-QSB for the six months ended June 30, 2000)

--------
* Filed with Post-Effective Amendment No. 1